    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997


                                                      REGISTRATION NO. 333-38153
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           THERMO VISION CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                              3827                             04-3296594
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------

                                8E FORGE PARKWAY

                               FRANKLIN, MA 02038
                                 (508) 553-1689
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY

                           THERMO VISION CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                                 P. O. BOX 9046
                             WALTHAM, MA 02254-9046
                                 (781) 622-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

    SETH H. HOOGASIAN, ESQ.        DAVID E. REDLICK, ESQ.      EDWIN L. MILLER, JR., ESQ.
        GENERAL COUNSEL              HALE AND DORR LLP      TESTA, HURWITZ & THIBEAULT, LLP
   THERMO VISION CORPORATION          60 STATE STREET               125 HIGH STREET
      C/O THERMO ELECTRON       BOSTON, MASSACHUSETTS 02109   BOSTON, MASSACHUSETTS 02110
          CORPORATION                  (617) 526-6000                (617) 248-7000
        81 WYMAN STREET
     WALTHAM, MASSACHUSETTS
            02254-9046
         (781) 622-1000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                                DECEMBER 9, 1997


PROSPECTUS

                                1,075,000 SHARES

                              [THERMO VISION LOGO]

                                  COMMON STOCK

All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being sold by Thermo Vision Corporation ("Vision" or the "Company"), a wholly owned subsidiary of Thermo Optek Corporation ("Optek"), which is a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). Prior to the closing of this offering, Optek will distribute all of the outstanding shares of Common Stock of the Company to its stockholders in a tax-free dividend (the "Distribution"), and the Company thereby will become a direct subsidiary of Thermo Instrument, which will own approximately 80% of the outstanding shares of Common Stock of the Company following this offering (assuming no exercise of the Underwriters' over-allotment option). As a result, Thermo Instrument will have the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's shareholders. The Distribution will not be effected unless this offering is scheduled to close immediately thereafter.


Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $8.00 and $10.00. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the American Stock Exchange (the "AMEX") under the symbol "VIZ."


SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------
                                                                 UNDERWRITING         PROCEEDS TO
                                        PRICE TO PUBLIC            DISCOUNT            COMPANY(1)
-----------------------------------------------------------------------------------------------------
Per Share.......................   $                        $                      $
-----------------------------------------------------------------------------------------------------
Total(2)........................   $                        $                      $
-----------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $915,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 161,250 shares of Common Stock solely to cover over-allotments, if any. If this option is fully exercised, the total Price to Public, Underwriting Discount and Proceeds to Company before estimated
    expenses would be $        , $        and $        , respectively. See
    "Underwriting."

The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel, or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Fahnestock & Co. Inc. or through the facilities of The Depository
Trust Company, on or about             , 1997.
FAHNESTOCK & CO. INC.                                      HSBC SECURITIES, INC.
               The date of this Prospectus is             , 1997.

[Picture of circular silicon wafer containing four CID devices and finished CID sensor.]
                                        Vision has developed a CID sensor for
                                        use in a customer's dental X-ray imaging system that is designed to replace conventional dental X-ray film by providing a real-time video image. A silicon wafer containing four devices and a finished sensor are shown.

                  Computer controlled
                  equipment is
                  utilized to remove
                  film from a plate
                  being scribed into
                  optical filters.
                                            [Picture of woman (i) holding a
                                            circular plate containing a number
                                            of circular and square shaped
                                            optical filters of different sizes
                                            and (ii) observing computer
                                            controlled equipment removing film
                                            from a plate being scribed into
                                            optical filters.]

[Picture of Oriel multichannel detectors, lasers, filter optic cables, micro positioning devices and monochrometers.]
                                            The cover photo from the Oriel
                                            catalogue shows the range of its
                                            photonics products, including
                                            multichannel detectors, lasers,
                                            fiber optic cables, micro
                                            positioning devices and
                                            monochrometers.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     "CID(R)" is a registered trademark of the Company and "LifeSense(TM)," "MIR 8000(TM)," and "Accudose(TM)" are trademarks of the Company.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised, (ii) reflects a 4,845-for-one stock split of the Common Stock effected on August 27, 1997, in the form of a stock dividend and an approximate 7-for-5 stock split of the Common Stock effected on November 14, 1997, in the form of a stock dividend and (iii) does not reflect an expected stock split of the Common Stock in the form of a stock dividend of approximately 150,000 shares of Common Stock to be effected prior to the consummation of this offering in order to preserve a Distribution (as defined below) ratio of 14 shares of the Company's Common Stock for each 100 shares of common stock of Thermo Optek Corporation held by shareholders of Thermo Optek Corporation. See "The Distribution."


                                  THE COMPANY

     Thermo Vision Corporation ("Vision" or the "Company") designs, manufactures, and markets a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics, and fiber optics. Vision sells photonics products in multiple markets across a number of industries for research, testing, detecting, and manufacturing applications. Vision's products range from optical filters used in blood glucose monitoring, to charge-injection devices ("CIDs") used in optical spectroscopy, to specialty light sources used for quality assurance in semiconductor photolithography. Many of Vision's customers are manufacturers that incorporate Vision's products into medical and dental diagnostic instruments, analytical instruments, equipment for semiconductor manufacturing, and X-ray screening devices. Vision estimates that the current worldwide market for photonics products of all types is approximately $15.5 billion.

     Photonics technologies involve the creation and manipulation of light and other forms of radiant or electromagnetic energy. Photonics technologies use light to detect, transmit, store, and process information and to generate energy, as well as to capture and display images. Because photons are massless, travel at the speed of light, and do not generate heat in travel, photonics technologies potentially offer many advantages over electronics technologies, including greater speed and miniaturization. Photonics technologies have many familiar applications, including supermarket scanners, compact discs, laser printers, and telecommunications, which use fiber optic technology extensively. Photonics technologies also play a central role in machine vision, semiconductor photolithography, electronic imaging, and phototherapeutics.

     There are three key elements in Vision's business strategy. First, in order to expand the markets that it addresses, Vision creates new products and applications by building on its core photonics technologies. For example, under an exclusive supply arrangement with a customer, Vision has recently designed and developed a sensor based on Vision's CID technology for use in the customer's dental X-ray imaging system. Second, Vision focuses its marketing efforts on reaching technical users of photonics products so that Vision's products will be incorporated into prototypes, ultimately resulting in new supply relationships as the customers' products are commercialized. Vision uses product catalogues, such as the well-known catalogues of Vision's Oriel subsidiary, that provide detailed technical information in addition to product specifications and highlights in order to maintain visibility with customers on a cost-effective basis. In addition, Vision's subsidiaries and divisions maintain networks of dealers and distributors both in the United States and in over 35 foreign countries. Third, Vision continually monitors the photonics industry to identify businesses with complementary products and technologies as acquisition candidates. The photonics industry is highly fragmented, with numerous competitors. Vision believes it is often more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers that enjoy favorable reputations and have developed technological expertise than to enter the segment through internal product development. Since February 1996, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations.

     Vision offers products in all six segments of the photonics market. Vision's principal product offerings in these segments are:

     - Optical Components -- Light sources, optical filters, optical crystals, and precision mechanical positioning devices used to create and manipulate light.

     - Imaging Sensors and Systems -- CID digital sensors and cameras used to absorb photons and convert them into electrical charges that comprise an image.

     - Lasers -- Pulsed nitrogen and carbon dioxide ("CO(2)") lasers used as light sources.

     - Optically Based Instruments -- Modular spectrophotometers for physics research, mercury analyzers for environmental testing, and fluorescence-lifetime measurement instruments for biological research.

     - Optoelectronics -- Silicon photodiode detectors for light sensing.

     - Fiber Optics -- Specialized fiber optic cables for remote sensing.

Vision develops and manufactures most of the products that it sells, although it also distributes photonics products manufactured by third parties.

     The Company was incorporated in Delaware in November 1995 as a wholly owned subsidiary of Optek. The Company initially was comprised of two businesses: CID Technologies Inc., a manufacturer of CIDs used for imaging sensors and video cameras ("CIDTEC"); and Scientific Measurement Systems Inc., a producer of low-cost optically based components, instruments, and accessories, which now conducts business under the name "Thermo Vision Colorado." The Company subsequently acquired four additional businesses from unrelated third parties. In February 1996, the Company acquired Oriel Instruments Corporation, a manufacturer and distributor of photonics components and instruments ("Oriel"), and the assets of Corion Corporation, a manufacturer of commercial optical filters (the Company's Corion division being referred to herein as "Corion"). In February 1997, the Company acquired Laser Science, Inc., a manufacturer of gas lasers ("LSI"). In July 1997, the Company acquired the assets of Centronic, Inc. ("Centronic"), a manufacturer of silicon photodiodes, through the Company's Centro Vision, Inc. ("Centro Vision") subsidiary. In addition, in August 1997, the Company's wholly owned subsidiary Hilger Crystals Limited ("Hilger") purchased the crystal-materials business of Hilger Analytical Limited ("Hilger Analytical"), a wholly owned subsidiary of Optek and manufacturer of crystals used for X-ray scintillation and infrared spectroscopy. From the time of the Company's incorporation in November 1995, the crystal-materials business of Hilger Analytical has been under the Company's management.

     The principal executive office of the Company is located at 8E Forge Parkway, Franklin, Massachusetts 02038, and its telephone number is (508) 553-1689. As used herein, "Vision" and the "Company" mean Thermo Vision Corporation and its subsidiaries, unless the context otherwise requires.

                                  THE OFFERING

Common Stock Offered by the
Company.............................     1,075,000 shares

Common Stock to be Outstanding after
the Offering(1).....................     7,858,783 shares

AMEX Symbol.........................     VIZ

Use of Proceeds.....................     General corporate purposes, including
                                           possible
                                           acquisitions and research and
                                           development funding.
---------

(1) Based on the number of shares of Common Stock outstanding on November 14, 1997. Does not include an aggregate of 725,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans. Prior to the consummation of this offering, it is anticipated that options covering up to 350,000 shares of Common Stock will be granted pursuant to the Company's Equity Incentive Plan at exercise prices equal to the fair market value of the Common Stock on the respective dates of grant. See "Capitalization," "Management -- Compensation of Executive Officers," and "-- Vision Stock Option Grants." Also excludes approximately 150,000 shares of Common Stock to be issued as a stock dividend prior to the consummation of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 NINE MONTHS
                                                                                                ENDED (1)(2)
                                                  FISCAL YEAR(1)                        -----------------------------   PRO FORMA
                              -------------------------------------------------------   SEPTEMBER 28,   SEPTEMBER 27,   COMBINED
                              1992(2)(3)   1993(2)(3)(4)   1994(3)    1995    1996(5)      1996(5)         1997(6)       1996(7)
                              ----------   -------------   -------   ------   -------   -------------   -------------   ---------
STATEMENT OF INCOME DATA:
Revenues....................    $  755        $ 2,397      $4,242    $6,026   $30,434      $22,369         $28,445       $33,940
Gross Profit................       377            903       1,231     2,544   13,368         9,705          12,654        14,312
Operating Income (Loss).....       (69)           239         261       282    2,467         1,839           3,110           831
Net Income (Loss)...........       (71)            66         146       147    1,418         1,049           1,702           338
Earnings (Loss) per
  Share(8)..................      (.01)           .01         .02       .02      .21           .15             .25           .05
Weighted Average
  Shares(8).................     6,784          6,784       6,784     6,784    6,784         6,784           6,784         6,784

                                                                                                       SEPTEMBER 27, 1997(2)(6)
                                                                                                      ---------------------------
                                                                                                                          AS
                                                                                                         ACTUAL       ADJUSTED(9)
                                                                                                      -------------   -----------
BALANCE SHEET DATA:
Working Capital....................................................................................      $10,461        $18,544
Total Assets.......................................................................................       38,698         46,781
Long-term Obligations..............................................................................        7,747          7,747
Shareholder's Investment...........................................................................       23,379         31,462

---------------
(1) All periods presented include the results of Thermo Vision Colorado.

(2) Derived from unaudited financial statements.

(3) Includes a pro rata share of equity in the losses of CIDTEC through the date of the acquisition of its assets by Thermo Instrument in October 1994 and the consolidated results of CIDTEC since October 1994.

(4) Includes the results of Hilger since its acquisition by Thermo Instrument in July 1993.

(5) Includes the results of Oriel and Corion since their acquisition by the Company in February 1996.

(6) Includes the results of LSI since its acquisition by the Company in February 1997.

(7) The pro forma combined statement of income data was derived from the pro forma combined condensed statements of income included elsewhere in this Prospectus. The pro forma combined statement of income data sets forth the results of operations for the 1996 fiscal year as if the acquisitions of Oriel and Corion had occurred on January 1, 1996.

(8) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods represent the 6,783,783 shares issued to Optek in connection with the initial capitalization of the Company.

(9) Adjusted to reflect the sale by the Company of 1,075,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company.

                                THE DISTRIBUTION

     All of the outstanding shares of the Company's Common Stock (approximately 6,783,800 shares) are held by Optek, a majority-owned subsidiary of Thermo Instrument. On November 24, 1997, (the "Declaration Date"), the Board of Directors of Optek declared a dividend (the "Distribution") of 14 shares of the Company's Common Stock for each 100 shares of the common stock of Optek held of record by Optek shareholders on December 10, 1997, which is the date that the Board of Directors of Optek initially has fixed as the record for the Distribution (such date, as it may be deferred, the "Record Date"). However, the Record Date will be deferred by one day for each day that the pricing of this offering is deferred beyond December 8, 1997.

     The Distribution will be effected immediately prior to the closing of this offering. The shares of Common Stock to be distributed in the Distribution will be subject to a restriction set forth in the Company's Certificate of Incorporation that prohibits the sale, transfer, pledge, or other disposition of such shares until the sooner to occur of (i) 60 days following the pricing of this offering or (ii) March 1, 1998 (the "Charter Transfer Restriction"). See "Description of Capital Stock." As a result of the Distribution, 100% of the outstanding shares of the Company's Common Stock will be distributed to Optek shareholders. Following the Distribution and prior to the consummation of this offering, approximately 93% of such shares will be held by Thermo Instrument. Following this offering, Thermo Instrument will own approximately 80% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Underwriters' over-allotment option).

     Optek has received a favorable private letter ruling (the "Tax Ruling") from the Internal Revenue Service to the effect that the Distribution qualifies as a "tax-free" spinoff under Section 355 of the Internal Revenue Code of 1986, as amended (a "Section 355 Spinoff"). As a Section 355 Spinoff, neither Optek nor its shareholders will recognize gain or loss as a result of the Distribution of the Company's Common Stock.

     Optek and the Company have different business focuses and objectives. Optek is engaged in the instruments business, and the Company is engaged in the photonics products business. Optek is a worldwide leader in the development, manufacture, and marketing of analytical instruments that use a range of optical spectroscopy and other energy based techniques. The Company operates in all six segments of the photonics market. In contrast, Optek offers products principally in the optically based instruments segment of the photonics market and in other closely aligned instruments markets. Optek's instruments range in price from approximately $30,000 to $700,000. In contrast, most of the Company's products range in price from approximately $0.10 to $12,000. The Board of Directors of Optek believes that the Distribution is in the best interests of Optek, the Company, and Optek shareholders because it will, by creating two separate public companies, improve both companies' access to capital, improve the focus of management and employees on the performance of their respective businesses, and provide improved management incentives directly linked to the objective performance of each company's stock in the public markets.

     The general terms and conditions relating to the Distribution are set forth in a Distribution Agreement and a Tax Matters Agreement between Optek and the Company. The Distribution Agreement provides for, among other things: (a) the principal corporate transactions required to effect the Distribution, including, among other things, the preparation of the Registration Statement on Form 10 (the "Form 10") registering the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the conditions thereto, and (c) certain other agreements governing the relationship between the Company and Optek with respect to or resulting from the Distribution. Subject to certain exceptions, the Distribution Agreement also provides for certain cross-indemnification designed principally to place financial responsibility for the liabilities of the Company's businesses with the Company and financial responsibility for the liabilities of Optek's business with Optek. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument." The Tax Matters Agreement provides that each of Optek and the Company agrees to indemnify the other for certain taxes incurred with respect to the Distribution (and related transactions) as a result of certain post-Distribution actions. See "Risk Factors -- Risk of Loss of "Tax-free" Treatment of Distribution."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, investors should carefully consider the following risk factors when evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

     Risks Associated with Technological Change, Obsolescence, and the Development and Acceptance of New Products. The market for the Company's products is characterized by rapid and significant technological change and evolving industry standards. New product introductions responsive to these factors require significant planning, design, development, and testing at the technological, product, and manufacturing process levels, and may render existing products and technologies uncompetitive or obsolete. There can be no assurance that the Company's products will not become uncompetitive or obsolete. In addition, industry acceptance of new applications for the Company's technologies developed by the Company may be slow to develop due to, among other things, the general unfamiliarity of users with new applications and technologies. There can be no assurance that these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business.

     Risks Associated with Acquisition Strategy; No Assurance of a Successful Acquisition Strategy. The Company's growth strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Since February 1996, the Company has acquired four companies from unrelated third parties that comprise the bulk of its operations. Certain businesses that the Company may seek to acquire in the future may be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully reduce expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. In many instances, acquisitions by the Company will result in the Company recording cost in excess of net assets of acquired companies on its balance sheet. Such cost in excess of net assets of acquired companies will be amortized as a non-cash expense over specified periods. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. These factors may adversely affect both the availability and price of prospective acquisition targets. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and may result in dilution to the Company's shareholders. In the past, a significant portion of the funding for the Company's acquisitions has come from Optek, Thermo Instrument, or Thermo Electron. Although Thermo Electron and Thermo Instrument regularly fund acquisitions by their respective wholly and partially owned subsidiaries, neither Thermo Electron nor Thermo Instrument has committed to fund any future acquisitions by the Company. There can be no assurance that the Company will be able to secure any such financing or that these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business. See "Business -- Strategy."

     Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the market for its products include product performance, price, reliability, and customer service. The Company's principal competitors include Melles Griot, Inc.; Optical Coating Laboratory, Inc.; Newport Corporation; Coherent, Inc.; Corning OCA Corporation; the Bicron Business Unit of Saint-Gobain Industrial Ceramics, Inc.; and UDT Sensors, Inc. Certain of these companies and certain of the Company's other competitors have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In addition, competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors. In addition, there can be no assurance that these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business. See "Business -- Competition."

     Possible Adverse Impact of Significant International Sales. Sales outside the United States accounted for approximately 40%, 31%, 37% and 34% of the Company's revenues for the fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, and the nine months ended September 27, 1997, respectively, and the Company expects that international sales will continue to account for a significant portion of its revenues in the future. Sales to customers in foreign countries are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries could impose withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by the Company in foreign markets where payment for the Company's products is made in the local currency; U.S. export licenses may be difficult to obtain and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business. See Note 7 to the Company's Consolidated Financial Statements for data for the Company by geographical area.

     Risks Associated with Protection, Defense, and Use of Intellectual Property. The Company holds a number of patents relating to various aspects of its products and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms, if at all, or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's results of operations, financial condition, and business could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Intellectual Property."

     Dependence on Key Personnel. The Company's success depends to a significant extent upon a number of key employees, including Kristine S. Langdon, the Company's President and Chief Executive Officer, and other members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company believes that its future success will depend in part on its ability to attract, motivate, and retain highly skilled technical, managerial, and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting, motivating, and retaining key personnel. See "Business -- Personnel" and "Management."

     Potential Fluctuations in Quarterly Performance. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of product development and introduction, size, timing, and shipment of individual orders, seasonality of revenue, foreign currency exchange rates, the mix of products sold, and general economic conditions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. For example, since the February 1996 acquisitions of Oriel and Corion, the Company's quarterly revenues have ranged from a low of $8.1 million to a high of $10.6 million and its quarterly net income has ranged from a low of $0.4 million to a high of $0.6 million. See Note 9 to the Company's Consolidated Financial Statements for certain information concerning the Company's quarterly operating results since the beginning of fiscal 1996.

     Absence of Public Market; Possible Volatility of Stock Price; Possible Delisting. Prior to the Distribution and this offering, there has been no public market for the Common Stock. It is possible that a "when-issued" trading market may develop prior to the Record Date of the Distribution, although such trading is not expected to occur because the shares of Common Stock to be distributed in the Distribution are subject to the Charter Transfer Restriction. See "Description of Capital Stock." There can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance regarding the prices at which the Common Stock will trade before or after the offering. The market prices for securities of companies such as the Company have historically been highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes concerning patent or proprietary rights, publicity regarding products under development by the Company or its competitors, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock and the Company's results of operations, financial condition, or business.

     Risk of Loss of "Tax-free" Treatment of Distribution. Although Optek received the Tax Ruling stating that the Distribution will be considered tax-free as of the Distribution Date, certain actions ("Post-Distribution Acts") involving the Company, Optek, or their respective shareholders following the Distribution Date could render the Distribution taxable. Any of the following Post-Distribution Acts potentially could render the Distribution taxable: (i) the transfer by the Company or Optek of a material portion of its assets (other than a transfer of assets in the ordinary course of business); (ii) the merger of the Company or Optek with or into another corporation in a transaction that does not qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); (iii) the discontinuance by the Company or Optek of a material portion of its historical business activities;
(iv) the conversion (or redemption or exchange) of the Company's Common Stock distributed in the Distribution into or for any other stock, security, property, or cash; (v) the issuance of additional shares of stock by the Company pursuant to negotiations, agreements, plans, or arrangements entered into before the Distribution that causes the shareholders who receive their shares of the Company's Common Stock in the Distribution to no longer have control of the Company within the meaning of Section 368(c) of the Code; (vi) transfers of stock of the Company and/or Optek by the Company's shareholders of sufficient quantity to cause the historic shareholders of Optek not to be considered to have maintained sufficient "continuity of proprietary interest" in one or both of the companies; and (vii) the acquisition of a 50% or greater interest in Optek or the Company pursuant to a plan (or deemed to be pursuant to a plan) in existence on the Distribution Date. If the Distribution were rendered taxable as a result of a Post-Distribution Act, then (x) the corporate-level taxable gain would be recognized by the consolidated group of which Thermo Electron is the parent, although the gain attributable to Thermo Instrument's ownership of Optek (approximately 93%) would be deferred pursuant to applicable consolidated return regulations, (y) each of Optek and the Company as a former member of that group, would be severally liable for the corporate-level tax on such gain when such gain becomes taxable under the consolidated return regulations, and (z) except in the case of an acquisition described in clause (vii) of the preceding sentence, each holder of common stock of Optek who received shares of the Company's Common

Stock in the Distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of the Company's Common Stock received (assuming that Optek had sufficient current or accumulated "earnings and profits"). Under the consolidated return regulations, Thermo Instrument will be entitled to exclude 100% of such dividends received. Under the Tax Matters Agreement, each of Optek and the Company agrees to indemnify the other for certain taxes incurred with respect to the Distribution as a result of its Post-Distribution Acts.

     Potential Conflicts of Interest. For financial reporting purposes, the Company's financial results are included in Thermo Instrument's and Thermo Electron's consolidated financial statements. Certain officers and directors of the Company, including John N. Hatsopoulos, Paul F. Kelleher, Earl R. Lewis, and Arvin H. Smith, are also officers and directors of Thermo Instrument, Thermo Electron, and/or other subsidiaries of Thermo Electron. These officers and directors will devote only a small portion of their working time (anticipated to be less than 5% in the case of Messrs. Hatsopoulous, Kelleher, and Smith and less than 10% in the case of Mr. Lewis) to the affairs of the Company. Further, it is an essential element of Thermo Electron's career development program that successful executives and managers be considered for positions of increased responsibility anywhere within the Thermo Electron family of companies. A number of the Company's executives and managers were promoted to their present positions under this policy. There can be no assurance that the Company's present executives and managers will not assume other positions within the Thermo Electron family of companies, causing them to be unavailable to serve the Company or to reduce the amount of time that they devote to the affairs of the Company. The members of the Company's Board of Directors (the "Board") and the officers of the Company who are also affiliated with Thermo Instrument or Thermo Electron will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermo Instrument and Thermo Electron. In some cases, the impact of such decisions could be disadvantageous to the Company while advantageous to Thermo Instrument or Thermo Electron, or vice versa. For example, conflicts may arise with respect to possible future acquisitions by the Company of assets or businesses of Thermo Instrument or another Thermo Electron affiliated company in which the purchase price to be paid by the Company is subject to negotiation between the Company and Thermo Instrument or such other Thermo Electron affiliated company. These negotiations will be subject to the potential conflicts associated with related-party transactions. In addition, the Company's operating flexibility may be limited because the Company is a party to various agreements with Thermo Electron and sells products to and purchases products from certain of Thermo Electron's other subsidiaries. There can be no assurance that these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business. See "Certain Transactions."

     Control by Thermo Instrument. The Company's shareholders do not have the right to cumulate votes for the election of directors and Thermo Instrument, which will own approximately 80% of the voting stock of the Company and which currently intends to maintain at least a majority interest in the Company in the future, will have the power to elect the entire Board, and to approve or disapprove any corporate actions submitted to vote of the Company's shareholders. There can be no assurance that these factors will not have a material adverse effect on the Company's results of operations, financial condition, or business. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument" and "Security Ownership of Certain Beneficial Owners and Management."

     Immediate and Substantial Dilution. Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution of $6.90 per share in the net tangible book value of the Common Stock from the initial public offering price (based on an assumed initial public offering price of $9.00 per share). Additional dilution is likely to occur upon the exercise of stock options granted by the Company. See "Dilution."

     Shares Eligible for Sale After this Offering. The approximate 6,300,000 shares of the Company's Common Stock owned by Thermo Instrument will become eligible for sale under Rule 144 promulgated under the Securities Act commencing
in           , 1998. In addition, as long as Thermo Instrument is able to elect a majority of the Board, it will have the ability to cause the Company at any time to register for resale all or a portion of the Common Stock owned by Thermo Instrument. Each of the Company, Thermo Instrument, and

Thermo Electron has agreed that it will not offer, sell, or grant any option to purchase or otherwise dispose of any shares of Common Stock (except for the grant of options and the sale of shares of Common Stock pursuant to stock-based compensation plans, sales to Thermo Instrument, and the issuance of shares as consideration for the acquisition of one or more businesses (provided that such shares may not be resold prior to the expiration of 180 days after the date of this Prospectus)) within 180 days after the date of this Prospectus, without the prior consent of the Representative of the Underwriters.

     Additional shares of Common Stock issuable upon exercise of options expected to be granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument," "Shares Eligible for Future Sale," and "Underwriting."

     Absence of Dividends. The Company anticipates that for the foreseeable future, the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from this offering are estimated to be $8,082,750 ($9,432,413 if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, and to facilitate future access by the Company to public equity markets. The Company intends to use the net proceeds from this offering for general corporate purposes, including the possible acquisition of one or more businesses, and to fund research and development with respect to new products. The Company, however, has no specific agreements or commitments with respect to any acquisitions that would be material to the Company. Pending these uses, the Company expects to invest the net proceeds from this offering primarily in investment-grade interest-bearing or dividend-bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron in which the Company would in effect lend excess cash to Thermo Electron, on a collateralized basis at market interest rates. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument."

                                DIVIDEND POLICY

     The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 27, 1997, and as adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

                                                                           SEPTEMBER 27, 1997
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                          (IN THOUSANDS, EXCEPT
                                                                           PER SHARE AMOUNTS)
Short-term Obligations:
  Note payable.........................................................  $   729       $   729
  Capital lease obligation.............................................       18            18
                                                                         -------       -------
                                                                         $   747       $   747
                                                                         =======       =======
Long-term Obligations, Due to Affiliates...............................  $ 7,747       $ 7,747
                                                                         -------       -------
Shareholder's Investment:
  Common stock, $.01 par value, 50,000,000 shares authorized;
     6,783,783 shares issued and outstanding and 7,858,783 shares as
     adjusted(1)(2)....................................................       68            79
  Capital in excess of par value.......................................   20,137        28,209
  Retained earnings....................................................    3,139         3,139
  Cumulative translation adjustment....................................       35            35
                                                                         -------       -------
     Total Shareholder's Investment....................................   23,379        31,462
                                                                         -------       -------
          Total Capitalization (Long-term Obligations and Shareholder's
            Investment)................................................  $31,126       $39,209
                                                                         =======       =======

---------------


(1) Does not include 725,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans. Prior to consummation of this offering, the Company plans to grant options pursuant to its Equity Incentive Plan covering up to 350,000 shares of Common Stock with exercise prices equal to the fair market value of the Common Stock on the respective dates of grant. See "Management -- Compensation of Executive Officers" and "-- Vision Stock Option Grants." Also excludes approximately 150,000 shares of Common Stock to be issued as a stock dividend prior to the consummation of this offering.

(2) Reflects an increase in authorized shares and stock splits in the form of dividends effected in August 1997 and November 1997.

                                    DILUTION

     As of September 27, 1997, the Company had a net tangible book value of $8,391,000, or $1.24 per share. Net tangible book value per share is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 1,075,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 27, 1997, would have been $16,474,000, or $2.10 per share. This represents an immediate increase in net tangible book value of $0.86 per share to the existing shareholder and an immediate dilution in net tangible book value of $6.90 per share to investors purchasing Common Stock in this offering. See "Risk Factors -- Immediate and Substantial Dilution." The following table illustrates this per share dilution:

    Assumed price to public..............................................            $9.00
                                                                                     ------
      Net tangible book value per share as of September 27, 1997, before this offering...................................................  $1.24
      Increase per share attributable to this offering...................   0.86
                                                                           ------
    Pro forma net tangible book value per share as of September 27, 1997,
      after this offering(1).............................................             2.10
                                                                                     ------
    Dilution per share to new investors(1)...............................            $6.90
                                                                                     ======

---------------
(1) If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after this offering would be $2.22, resulting in an immediate dilution of $6.78 per share to investors purchasing shares in this offering. See "Underwriting."

     The following table sets forth as of September 27, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the existing shareholder and by investors purchasing shares of Common Stock in this offering:

                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        ----------------------     -----------------------     PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                        ----------     -------     -----------     -------     ---------
Optek(1)..............................   6,783,783       86.3%     $20,205,000       67.6%       $2.98
New investors.........................   1,075,000       13.7        9,675,000       32.4         9.00
                                         ---------       ----      -----------       ----
          Total.......................   7,858,783      100.0%     $29,880,000      100.0%
                                         =========       ====      ===========       ====

---------------
(1) Represents the book value of net assets transferred or contributed by Optek to the Company in exchange for 6,783,783 shares of the Company's Common Stock.

     The foregoing assumes no exercise of any outstanding stock options. To the extent such options are exercised, there may be further dilution to new investors. See "Management -- Vision Stock Option Grants."

                         SELECTED FINANCIAL INFORMATION

     The selected financial information presented below as of and for the fiscal years ended December 30, 1995, and December 28, 1996, and for the fiscal year ended December 31, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus. The selected financial information as of and for the fiscal years ended January 2, 1993, and January 1, 1994, as of December 31, 1994, and as of and for the nine months ended September 28, 1996, and September 27, 1997, have not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended September 27, 1997, are not necessarily indicative of results for the entire year.


                                                                                              NINE MONTHS ENDED(1)
                                                                                           ---------------------------     PRO
                                                        FISCAL YEAR(1)                      SEPTEMBER      SEPTEMBER      FORMA
                                       -------------------------------------------------       28,            27,        COMBINED
                                       1992(2)   1993(2)(3)   1994(2)    1995    1996(4)     1996(4)        1997(5)      1996(6)
                                       -------   ----------   -------   ------   -------   ------------   ------------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues.............................. $   755     $2,397     $ 4,242   $6,026   $30,434     $ 22,369       $ 28,445     $33,940
                                        ------     ------      ------   ------    ------       ------         ------      ------
Costs and Operating Expenses:
  Cost of revenues....................     378      1,494       3,011    3,482    17,066       12,664         15,791      19,628
  Selling, general, and administrative
    expenses..........................     370        580         826    1,519     7,402        5,362          6,558       9,440
  Research and development expenses...      76         84         144      743     3,499        2,504          2,986       4,041
                                        ------     ------      ------   ------    ------       ------         ------      ------
                                           824      2,158       3,981    5,744    27,967       20,530         25,335      33,109
                                        ------     ------      ------   ------    ------       ------         ------      ------
Operating Income (Loss)...............     (69)       239         261      282     2,467        1,839          3,110         831
Interest and Other Expense, Net.......      46        145          28       31        44           34            176          78
                                        ------     ------      ------   ------    ------       ------         ------      ------
Income (Loss) Before Income Taxes.....    (115)        94         233      251     2,423        1,805          2,934         753
Income Tax Provision (Benefit)........     (44)        28          87      104     1,005          756          1,232         415
                                        ------     ------      ------   ------    ------       ------         ------      ------
Net Income (Loss)..................... $   (71)    $   66     $   146   $  147   $ 1,418     $  1,049       $  1,702     $   338
                                        ======     ======      ======   ======    ======       ======         ======      ======
Earnings (Loss) per Share(7).......... $  (.01)    $  .01     $   .02   $  .02   $   .21     $    .15       $    .25     $   .05
                                        ======     ======      ======   ======    ======       ======         ======      ======
Weighted Average Shares(7)............   6,784      6,784       6,784    6,784     6,784        6,784          6,784       6,784
                                        ======     ======      ======   ======    ======       ======         ======      ======
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital....................... $  (315)    $ (673)    $  (359)  $  570   $ 5,601     $  5,916       $ 10,461
Total Assets..........................     721      2,059       6,776    6,778    28,362       28,451         38,698
Long-term Obligations.................      --         --          --       --        --           --          7,747
Shareholder's Investment..............     (61)       240       4,083    4,697    20,252       20,579         23,379


---------------
(1) All periods presented include the results of Thermo Vision Colorado.

(2) Includes a pro rata share of equity in the losses of CIDTEC through the date of the acquisition of its assets by Thermo Instrument in October 1994 and the consolidated results of CIDTEC since October 1994.

(3) Includes the results of Hilger since its acquisition by Thermo Instrument in July 1993.

(4) Includes the results of Oriel and Corion since their acquisition by the Company in February 1996.

(5) Includes the results of LSI since its acquisition by the Company in February 1997.

(6) The pro forma combined statement of income data was derived from the pro forma combined condensed statements of income included elsewhere in this Prospectus. The pro forma combined statement of income data sets forth the results of operations for the 1996 fiscal year as if the acquisitions of Oriel and Corion had occurred on January 1, 1996.

(7) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods represent the 6,783,783 shares issued to Optek in connection with the initial capitalization of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Thermo Vision Corporation ("Vision" or the "Company") designs, manufactures, and markets a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics, and fiber optics. The Company sells photonics products in multiple markets across a number of industries for research, testing, detecting, and manufacturing applications.

     Results for Thermo Vision Colorado are included in the accompanying financial statements for all periods. Thermo Vision Colorado manufactures low-cost optically based components, instruments, and accessories. Since its incorporation in November 1995 as a wholly owned subsidiary of Optek, the Company has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations. In February 1996, the Company acquired Oriel, a manufacturer and distributor of photonics components and instruments, for $11.8 million in cash and the assumption of $0.7 million in debt, and Corion, a manufacturer of commercial optical filters, for $5.1 million in cash. The Company obtained the cash portions of the purchase prices of the Oriel and Corion acquisitions from Optek in the form of capital contributions. In February 1997, the Company acquired LSI, a manufacturer of gas lasers, for $3.6 million in cash. The Company borrowed $3.6 million from Optek to fund this acquisition. In July 1997, the Company acquired Centronic, a manufacturer of silicon photodiodes, for $3.8 million in cash. The Company borrowed $3.8 million from Thermo Electron to fund this acquisition.

     In August 1997, the Company acquired the crystal-materials business of Hilger Analytical, a wholly owned subsidiary of Optek, in consideration for the assumption by the Company of $908,000 of Optek's existing obligation under a line of credit. Because the Company and Hilger were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, all historical information presented includes the results of operations of Hilger since 1993, the year in which it was acquired by Thermo Instrument. From the time of the Company's incorporation in November 1995, the crystal-materials business of Hilger Analytical has been under the Company's management. All of the Company's other acquisitions were accounted for using the purchase method of accounting. See "Certain
Transactions -- Other Relationships."

     Approximately 5% of the Company's fiscal 1996 revenues originated outside the U.S. and approximately 31% of the Company's fiscal 1996 revenues were exports from the U.S. Revenues originating outside the U.S. represent revenues of Hilger. Hilger's operations are located in the United Kingdom and principally sell in the local currency. Exports from the Company's U.S. operations are denominated in U.S. dollars. Although the Company seeks to charge its customers in the same currency as its operating costs, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations.

RESULTS OF OPERATIONS

  Nine Months Ended September 27, 1997, Compared With Nine Months Ended September 28, 1996

     Revenues increased 27% to $28.4 million in the nine months ended September 27, 1997, from $22.4 million in the nine months ended September 28, 1996, due primarily to the inclusion of revenues for the full nine-month period from Oriel and Corion, acquired in February 1996, and the inclusion of revenues from LSI, acquired in February 1997, and Centronic, acquired in July 1997. These acquisitions added revenues of $5.2 million in 1997. Revenues from the Company's existing operations increased $0.8 million, primarily due to increased revenues at Hilger from shipments under its Stanford Linear Accelerator contract, which commenced in the second quarter of 1996.

     The gross profit margin increased slightly to 44% in the nine months ended September 27, 1997, from 43% in the nine months ended September 28, 1996, due primarily to improved margins at Corion resulting from manufacturing efficiencies and cost reductions.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 23% in the nine months ended September 27, 1997, from 24% in the nine months ended September 28, 1996, due primarily to increased revenues at Oriel. Research and development expenses increased to $3.0 million in the nine months ended September 27, 1997, from $2.5 million in the nine months ended September 28, 1996, due primarily to the inclusion of research and development expenses at LSI.

     Interest expense of $0.2 million in the nine months ended September 27, 1997, primarily represents interest incurred on the $3.6 million promissory note issued to Optek for the purchase of LSI and the $3.8 million promissory note issued to Thermo Electron for the purchase of Centronic.

     The effective tax rate was 42% in the nine months ended September 27, 1997, and September 28, 1996. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies and state income taxes.

  1996 Compared With 1995

     Revenues increased to $30.4 million in 1996 from $6.0 million in 1995, due primarily to the inclusion of $24.2 million of revenues from Oriel and Corion, acquired in February 1996. Revenues from the Company's existing operations increased $0.2 million, due primarily to the inclusion of a $0.5 million nonrecurring sale at CIDTEC, offset in part by decreased revenues at Thermo Vision Colorado due to lower demand.

     The gross profit margin increased to 44% in 1996 from 42% in 1995, due primarily to the inclusion of higher-margin revenues at Oriel, offset in part by the inclusion of lower-margin revenues at Corion.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 24% in 1996 from 25% in 1995, due primarily to lower costs as a percentage of revenues at acquired businesses. Research and development expenses increased to $3.5 million in 1996 from $0.7 million in 1995, due primarily to the inclusion of $2.5 million of research and development expenses at acquired businesses.

     Interest expense in both periods represents interest incurred on short-term borrowings at Hilger.

     The effective tax rate was 41% in 1996 and 1995. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies in both years and state income taxes in 1996.

  1995 Compared With 1994

     Revenues increased 42% to $6.0 million in 1995 from $4.2 million in 1994, due primarily to the inclusion of $1.7 million of revenues for the full period from CIDTEC, acquired in October 1994.

     The gross profit margin increased to 42% in 1995 from 29% in 1994, due primarily to the inclusion of higher-margin revenues from CIDTEC for the full period.

     Selling, general, and administrative expenses as a percentage of revenues increased to 25% in 1995 from 19% in 1994, due primarily to increased costs at Thermo Vision Colorado for an advertising campaign completed in 1995. Research and development expenses increased to $0.7 million in 1995 from $0.1 million in 1994, due primarily to the inclusion of research and development expenses at CIDTEC.

     Interest expense in both periods represents interest incurred on short-term borrowings at Hilger.

     The effective tax rate increased to 41% in 1995 from 37% in 1994. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies. The effective tax rate increased in 1995 due primarily to higher nondeductible amortization of cost in excess of net assets of acquired companies.

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated working capital was $10.5 million at September 27, 1997, compared with $5.6 million at December 28, 1996. Included in working capital are cash and cash equivalents of $0.2 million at Septem-ber 27, 1997, compared with $0.3 million at December 28, 1996. During the first nine months of 1997, operating activities provided $2.6 million of cash.

     Investing activities used $8.5 million of cash during the first nine months of 1997. In February 1997, the Company acquired LSI for $3.5 million in cash, net of cash acquired. In July 1997, the Company acquired Centronic for $3.8 million in cash. In August 1997, the Company acquired the crystal-materials business of Hilger Analytical in consideration for the assumption by the Company of $0.9 million of Optek's existing obligation under a line of credit. The Company expended $1.1 million on purchases of property, plant, and equipment during the first nine months of 1997 and plans to expend approximately $0.4 million on such purchases during the remainder of 1997. In addition, Oriel leases its facilities under an agreement expiring in early 1998 and has leased new premises to which it plans to relocate upon expiration of the lease. In connection with this relocation, the Company expects to expend approximately $0.4 million in 1998 for leasehold improvements.

     The Company's financing activities provided $5.8 million of cash during the first nine months of 1997, due primarily to borrowings for acquisitions. In February 1997, the Company borrowed $3.6 million from Optek to fund the acquisition of LSI. In June 1997, the Company borrowed an additional $0.3 million from Optek to fund certain property additions relating to its acquisition of LSI. The Company issued promissory notes reflecting these borrowings to Optek payable in 2000 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In July 1997, the Company borrowed $3.8 million from Thermo Electron to fund the acquisition of Centronic, pursuant to a promissory note payable in 2000 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     During 1996, operating activities provided $1.7 million of cash. Cash provided by the Company's operating results was limited in part by the use of $0.7 million in cash to fund an increase in accounts receivable, due primarily to a nonrecurring sale at CIDTEC.

     Investing activities used $16.9 million of cash during 1996. In February 1996, the Company acquired Oriel and Corion for $15.5 million in cash, net of cash acquired. The Company expended $1.5 million on purchases of property, plant, and equipment during 1996.

     The Company's financing activities provided $15.3 million of cash in 1996, primarily due to transfers from Optek to fund acquisitions, net of the Company's transfer of cash to Optek.

     Hilger, the Company's foreign subsidiary, has a credit facility arrangement for working capital needs. See Note 6 to the Company's Consolidated Financial Statements. Although the Company generally expects to have positive cash flow from its existing operations, the Company may require significant amounts of cash for any acquisition of complementary businesses. The Company expects that it will finance any such acquisitions through a combination of the net proceeds from this offering, internally generated funds, additional debt or equity financing from capital markets, and short- or long-term borrowings from Thermo Instrument or Thermo Electron, although the Company has no agreement with these companies or other parties to ensure that funds will be available on acceptable terms or at all. See "Risk Factors -- Risks Associated with Acquisitions Strategy; No Assurance of a Successful Acquisition Strategy." The Company believes its existing resources are sufficient to meet the capital requirements of its existing businesses for at least the next 24 months.

                                    BUSINESS

INTRODUCTION

     Thermo Vision Corporation ("Vision" or the "Company") designs, manufactures, and markets a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics, and fiber optics. Vision sells photonics products in multiple markets across a number of industries for research, testing, detecting, and manufacturing applications. Vision's products range from optical filters used in blood glucose monitoring, to charge-injection devices ("CIDs") used in optical spectroscopy, to specialty light sources used for quality assurance in semiconductor photolithography. Many of Vision's customers are manufacturers that incorporate Vision's products into medical and dental diagnostic instruments, analytical instruments, equipment for semiconductor manufacturing, and X-ray screening devices. Vision estimates that the current worldwide market for photonics products of all types is approximately $15.5 billion.

     Photonics technologies involve the creation and manipulation of light and other forms of radiant or electromagnetic energy. Photonics technologies use light to detect, transmit, store, and process information and to generate energy, as well as to capture and display images. Because photons are massless, travel at the speed of light, and do not generate heat in travel, photonics technologies potentially offer many advantages over electronics technologies, including greater speed and miniaturization. Photonics technologies have many familiar applications, including supermarket scanners, compact discs, laser printers, and telecommunications, which use fiber optic technology extensively. Photonics technologies also play a central role in machine vision, semiconductor photolithography, electronic imaging, and phototherapeutics.

     There are three key elements in Vision's business strategy. First, in order to expand the markets that it addresses, Vision creates new products and applications by building on its core photonics technologies. For example, under an exclusive supply arrangement with a customer, Vision has recently designed and developed a sensor based on Vision's CID technology for use in the customer's dental X-ray imaging system. Second, Vision focuses its marketing efforts on reaching technical users of photonics products so that Vision's products will be incorporated into prototypes, ultimately resulting in new supply relationships as the customers' products are commercialized. Vision uses product catalogues, such as the well-known catalogues of Vision's Oriel subsidiary, that provide detailed technical information in addition to product specifications and highlights in order to maintain visibility with customers on a cost-effective basis. In addition, Vision's subsidiaries and divisions maintain networks of dealers and distributors both in the United States and in over 35 foreign countries. Third, Vision continually monitors the photonics industry to identify businesses with complementary products and technologies as acquisition candidates. The photonics industry is highly fragmented, with numerous competitors. Vision believes it is often more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers that enjoy favorable reputations and have developed technological expertise than to enter the segment through internal product development. Since February 1996, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations.

     Vision offers products in all six segments of the photonics market. Vision's principal product offerings in these segments are:

     - Optical Components -- Light sources, optical filters, optical crystals, and precision mechanical positioning devices used to create and manipulate light.

     - Imaging Sensors and Systems -- CID digital sensors and cameras used to absorb photons and convert them into electrical charges that comprise an image.

     - Lasers -- Pulsed nitrogen and carbon dioxide ("CO(2)") lasers used as light sources.

     - Optically Based Instruments -- Modular spectrophotometers for physics research, mercury analyzers for environmental testing, and fluorescence-lifetime measurement instruments for biological research.

     - Optoelectronics -- Silicon photodiode detectors for light sensing.

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

     - Fiber Optics -- Specialized fiber optic cables for remote sensing.

Vision develops and manufactures most of the products that it sells, although it also distributes photonics products manufactured by third parties.

INDUSTRY OVERVIEW

     Photonics involves the use of technologies to create, manipulate, and measure light and other forms of radiant or electromagnetic energy, the basic unit of which is the photon. Photons are the smallest units of energy by which light is measured. They are massless and travel at the speed of light.

     Photonics is directed at the portion of the electromagnetic spectrum ranging from the ultraviolet through the infrared, including the relatively narrow visible portion between the ultraviolet and infrared. Many substances selectively emit or absorb energy at various wavelengths within this portion of the electromagnetic spectrum. Photonics extends into the X-ray region of the electromagnetic spectrum through the use of scintillators that convert X-rays into lower-energy or longer-wavelength photons.

     Photonics technologies use light to detect, transmit, store, and process information and to generate energy as well as to capture and display images. High-power applications of photonics technologies include welding, surgery, and industrial metal cutting. Low-power applications include information processing and imaging. Other applications include medical diagnostic and analytical instruments, as well as semiconductor production. Because photons are massless, travel at the speed of light, and do not generate heat in travel, photonics technologies potentially offer many advantages over electronic technologies, including greater speed and miniaturization.

     As a result of advances in photonics technologies stemming from U.S. government funding of programs involving photonics as well as advances in computer technologies, beginning in the mid 1980s a range of new commercial applications for photonics technologies have emerged. Photonics technologies have many familiar applications, including supermarket scanners, compact discs, laser printers, and telecommunications, which use fiber optic technology extensively. Photonics technologies also play a central role in laser surgery, machine vision, semiconductor photolithography, electronic imaging, and phototherapeutics. Additional applications for photonics technologies are being developed at an increasing rate. In the commercial arena, the growth of the photonics industry has been in significant part a function of the performance of the industries that use photonics products, including the semiconductor and medical diagnostic instrument industries. According to industry sources, over 4,000 companies engage in photonics-related businesses.

     The photonics industry is divided into six segments based on applicable technologies. Vision offers products in each of these industry segments.

     - Optical Components. Optical components include light sources, filters, crystals, prisms, lenses, detectors, and mechanical positioning devices. These components are used to create, manipulate, and measure light in all optically based systems. Primary applications for optical components include semiconductor production, medical and analytical instruments, and telecommunications. Vision estimates that the current worldwide market for optical components is approximately $2.0 billion.

     - Imaging Sensors and Systems. Imaging sensors are photosensitive materials that absorb light and convert photons into an electrical charge. An imaging system is photosensitive material that is electronically connected to a recording and/or display device. The use of these sensors and systems has grown rapidly following the introduction of low-cost digital sensors that provide real-time images. For example, according to industry sources, the 1996 worldwide market for charge-coupled device ("CCD") imaging sensors, which are widely used for consumer (camcorders), service (teleconferencing), and industry (machine vision) applications, was approximately $700 million. Vision estimates that the current worldwide market for imaging sensors and systems of all types is approximately $2.5 billion.

     - Lasers. Lasers are instruments that produce a brilliant beam of highly monochromatic, coherent light. Lasers produce this light through excitation of a gas or solid state material. The commercial applications for lasers have grown as advances in electronic and laser technologies have enabled the production of smaller and less expensive lasers that provide light over a wide spectral range. Lasers are used in such products as CD-ROMs, surgical devices, telecommunications equipment, and analytical instruments. Vision estimates that the current worldwide market for lasers is approximately $2.5 billion.

     - Optically Based Instruments. Optically based instruments combine optical components with signal processors and are used primarily in analytical and medical diagnostic applications. These instruments range from high-end flexible systems, such as elemental spectrometers, to low-cost modular instruments used primarily by university and government researchers. Vision estimates that the current worldwide market for optically based instruments is approximately $2.0 billion.

     - Optoelectronics. Optoelectronics are devices that function as electrical-to-optical or optical-to-electrical converters. These devices respond to light, emit or modify optical energy, or use optical energy for their internal operations. A well-known example of an optoelectronic device is the LED (light emitting diode) which is used in a wide variety of applications, including consumer products (cellular phones and calculators) and automotive products (center brake lights). These devices have proliferated as a result of their low cost and small size. Vision estimates that the current worldwide market for optoelectronic devices is approximately $5.0 billion.

     - Fiber Optics. Fiber optics are single or bundled fibers that reflect light internally down their length. Specialized fibers made of different materials have been developed to transmit light of particular wavelengths, such as quartz fibers for use with ultraviolet light. Fiber optics are primarily used to move light for telecommunications purposes. In addition, fiber optics enable remote sensing by bringing light from an instrument to a sample and routing the resulting signal to the detector. As a result, fiber optics frequently are used for incoming material inspection, process measurements, quality control of manufactured goods, and testing in hostile environments and biological systems. Vision estimates that the current worldwide market for fiber optics is approximately $1.5 billion.

STRATEGY

     Vision's goal is to become a leader in the photonics market. There are three key elements in Vision's strategy to achieve this goal.

  Create New Products and Applications by Building on Core Photonics
Technologies

     Vision is expanding into new markets by building on its core technologies to develop new products and applications. In order to reduce the development costs borne by Vision and to obtain rapid market penetration, Vision often seeks to undertake these development efforts on a collaborative basis with its customers. For example, under an exclusive supply arrangement with a customer, Vision has designed and developed a sensor based on Vision's CID technology for use in the customer's dental X-ray imaging system. In other customer-sponsored programs, Vision is developing a radiation-hardened, color CID camera for inspection of nuclear facilities and a CID camera for use in aiming X-rays with a high degree of precision at the cancerous area of a patient receiving radiation therapy.

     In 1996, building on its expertise in the design and manufacture of optical components for incorporation into optical instrument subassemblies and modular analytical instrument systems, Vision introduced its modular MIR 8000 spectrophotometer for physics research. While the MIR 8000 is a complete spectrophotometer that can be configured to meet individual customer needs, Vision also manufactures and sells all of the subsystems of this instrument individually.

  Market to Technical Users on a Cost-effective Basis

     Because of the technical sophistication of many purchasers of Vision's products and the low unit prices of many of these products, key aspects of Vision's marketing strategy are to provide prospective purchasers with technical information (in addition to product information) and to maintain visibility with its customer base while limiting expensive one-on-one contact primarily to larger OEM customers. Vision's Oriel Instruments Corporation subsidiary ("Oriel"), Corion division ("Corion"), and Centro Vision, Inc. subsidiary ("Centro Vision") pursue this strategy through the use of catalogues that provide both detailed technical information of interest to designers of systems that incorporate photonics products and components, and product specifications and highlights. Over the years, Oriel's informative series of photonics product catalogues have become a staple on engineers' and scientists' bookshelves. Vision plans to leverage these well-established distribution channels by adding products of companies acquired by Vision to the catalogues. Vision makes its catalogues widely available so that designers will incorporate Vision's products into prototypes, ultimately resulting in new supply relationships as the products are commercialized. In addition, Vision's subsidiaries and divisions maintain networks of dealers and distributors both in the United States and in over 35 foreign countries.

     All seven Vision subsidiaries and divisions use Web sites to reach Vision's large and technically sophisticated customer base. A number of Vision's Web sites include virtual catalogues that are easy to update and portions of which can be directly downloaded by a potential customer. The academic and international segments of Vision's customer base frequently access this source of information about Vision's products. Vision plans to produce certain of its catalogues on CD-ROMs in order to further reduce marketing costs.

  Acquire Businesses with Complementary Products and Technologies

     Vision plans to combine internal growth with the acquisition of businesses with complementary products and technologies in all six segments of the photonics industry. The photonics industry is highly fragmented, with numerous competitors within each of the six segments. Vision believes it is often more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers that enjoy favorable reputations and have developed technological expertise than to enter the segment through internal product development. Since February 1996, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations.

     Since January 1, 1992, Thermo Electron Corporation ("Thermo Electron") and its subsidiaries have acquired over 90 businesses, of which over 30 were acquired by Thermo Instrument Systems Inc. ("Thermo Instrument") and its subsidiaries. Consistent with the approach of Thermo Electron and Thermo Instrument, Vision seeks to strengthen each business that it acquires, while at the same time provide the acquired business with flexibility in determining how to achieve the goals set by Vision. Vision seeks to reduce the overhead of acquired businesses through centralization of legal, financial, and employee benefit services and to realize cost savings through economies of scale in areas such as advertising and trade show participation. Vision believes that this approach has played an important role in enabling Vision to improve the financial performance of the companies it has acquired. Moreover, Vision believes that businesses that it acquires may be able to enhance their market penetration through access to Vision's distribution channels, such as the Oriel catalogues, and may benefit from product development or marketing collaborations with Vision's existing businesses.

PRODUCTS

     Vision's products consist of optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics, and fiber optics. Vision manufactures most of the products that it sells, although it also distributes products manufactured by third parties.

  OPTICAL COMPONENTS

     Vision offers a broad line of optical components, including light sources, filters, crystals, mirrors, prisms, lenses, and precision mechanical-positioning devices. These optical components are used to create and manipulate light. They are manufactured for use in much of the electromagnetic spectrum, including X-ray, ultraviolet, visible, and infrared. Vision designs its optical components both for specific applications and for use in modular systems. Revenues from the sale of optical components by Oriel, Corion, Hilger, and Thermo Vision Colorado (including in fiscal 1996 the periods prior to their acquisition by Vision in the case of Oriel and Corion) totalled approximately $25.2 million in fiscal 1996 and approximately $18.7 million for the nine months ended September 27, 1997.

     The primary optical components offered by Vision are:

     Light Sources. Vision's Oriel subsidiary designs, manufactures, and markets a broad range of continuous and pulsed light sources, including laboratory light sources, and specialty light sources for solar simulation and photolithography. Vision's light sources produce light at a variety of energy levels across the portion of the electromagnetic spectrum ranging from the ultraviolet through the infrared. Vision also sells light source accessories that complement its light source product line, including shutters, fiber optics, relay optics, and safety equipment.

     Vision's laboratory light source products include lamps, lamp housings, and power supplies. Vision offers a variety of lamps, including xenon, mercury, and quartz halogen. Vision's broad range of laboratory light source products allows researchers and engineers to select a light source that provides the most appropriate wattage and wavelength for a specific application. The primary customers for Vision's laboratory light sources and accessories are manufacturers of analytical instruments, semiconductor manufacturers, optical equipment designers, and university and government researchers. Vision's laboratory light sources range in price from approximately $150 to $7,500.

     Vision's solar simulators are specially filtered arc sources that duplicate all or part of the solar spectrum. Solar simulators are used to test the efficacy of sunscreen products and photoinduced side effects of pharmaceuticals, particularly new photoactivated drugs for the treatment of tumors. Scientists also use Vision's solar simulators to test solar cells and to study the impact of increased ultraviolet exposure on the biosystem, a field of growing interest as a result of the damage that has occurred in the ozone layer. Semiconductor manufacturers use Vision's deep ultraviolet photolithography light sources as part of the etching process in the development and production of semiconductors. Vision's solar simulator and photolithography light sources range in price from approximately $8,000 to $100,000.

     In 1996, Vision's Oriel subsidiary introduced a new instrument called Accudose for use as a quality-assurance tool in semiconductor photolithography. This instrument uses a deep ultraviolet light source to test the exact energy dose for the proper exposure of photoresist, an expensive chemical used in etching semiconductor chips. Vision believes that Accudose provides semiconductor manufacturers with significant savings in product waste and machine time and that demand for the product will increase as the semiconductor industry continues to move to smaller line widths. The price of Accudose is approximately $65,000.

     Optical Filters. Vision designs, manufactures, and markets most of its optical filters through its Corion division. Vision manufactures its optical filters by precisely coating up to 100 layers of specified materials onto a glass substrate and then carefully cutting the resulting plate into pieces. Optical filters provide a low-cost method of screening all but a particular wavelength of light. They also can be used to control and enhance light by altering the transmission, reflection, and absorption of light's various wavelengths to achieve a desired effect, such as wavelength selection, antireflection, antiglare, or electromagnetic shielding. Optical filters are often used together with a light source, a detector, mirrors, lenses, and prisms in an optical system. The primary customers for Vision's optical filters are manufacturers of medical diagnostic and analytical instruments. For example, Vision's optical filters are used to isolate a particular wavelength of light in medical instruments that detect and measure various substances, such as glucose, DNA, proteins, cholesterol, and steroids, in blood and other bodily fluids. Vision's filters are also used in agricultural applications such as sorting fruit and grading rice. Vision's optical filter products range in price from approximately $8 to $4,000.

     Optical Crystals. Vision's Hilger Crystals Limited ("Hilger") subsidiary manufactures and markets optical crystals. Vision manufactures its crystal products through a process in which various types of salts are melted in a furnace and then drawn and formed onto a seed crystal. Vision's crystals are used primarily for scintillation (converting X-rays into photons that can be detected and monitored by optical detectors) and infrared optical applications (beam splitting). Manufacturers of X-ray baggage screening equipment are the principal customers for Vision's crystals. Other customers include university and government researchers. Vision recently began producing scintillator crystals for the upgraded detector to be installed at the Stanford Linear Accelerator ("SLAC"), a government-sponsored high-energy physics project. This two-year contract commenced in 1996 and provides for payments of over $2.0 million, of which approximately $488,000 had been received by Vision through September 27, 1997. The crystals being supplied to SLAC involve complex geometries and are significantly longer than crystals normally produced by Vision. Vision's crystals range in price from approximately $100 to $1,500.

     Precision Mechanical Positioning Devices. Vision markets various devices for precision placement of optical components, including optical tables, benches and related accessories, optical mounts, holders, and positioners. These devices are used to stabilize, hold, and position various optical components, including mirrors, prisms, polarizers, filters, lenses, sources, detectors, and sample holders. Vision sells its precision mechanical-positioning devices to individual researchers and increasingly to manufacturers of instruments used in X-ray crystallography for pharmaceutical research and manufacturers of equipment used in semiconductor manufacturing. Vision's precision mechanical positioning devices range in price from $10 to $2,000.

  IMAGING SENSORS AND SYSTEMS

     Vision's CID Technologies Inc. ("CIDTEC") subsidiary designs, assembles, and markets imaging sensors and complete video camera systems based on its proprietary CID technology. Vision's CID sensor is a silicon wafer that is processed into a semiconductor device comprised of an array of light-sensing elements known as pixels. When a CID image sensor is exposed to light, each pixel absorbs photons and converts them into an electrical charge. These charges in the pixels comprise an image which is then processed into a computer-readable format. Vision's CID sensors are sensitive to the full range of the visible light spectrum and into the shorter wavelengths of the ultraviolet and X-ray regions. Vision's sensors can be designed to have very high dynamic range at low light levels, which makes them attractive in demanding spectroscopy and astronomy applications. Vision offers a number of proprietary sensors based on its own designs and also customizes sensors to particular customer specifications. Vision's CID camera systems are comprised of three main components: a CID image sensor, video processing electronics, and a lens. The camera's output is a digital electronic signal that is fed into a computer for image-processing applications. Revenues from the sale of imaging sensors and systems by CIDTEC totalled approximately $2.7 million in fiscal 1996 and approximately $1.8 million for the nine months ended September 27, 1997.

     Vision believes that its CID sensor has several advantages in comparison with other semiconductor image detectors, particularly CCDs. In contrast with CCD sensors, CID sensors are capable of randomly addressing individual pixels, which improves the speed and quality of imaging. In low-light applications, such as the detection of trace levels of an element by an optical spectrometer, Vision's CID technology permits pixels to be queried repeatedly and nondestructively to determine whether sufficient light has been collected to produce the requisite information. In contrast, when a pixel is read in a CCD sensor, the charge is destroyed and the CCD sensor must reacquire a charge before it is read again. Moreover, CID sensors potentially have higher silicon manufacturing yields than comparably sized CCD sensors because CIDs have simpler pixel structures and because single pixel defects occurring in CIDs do not adversely affect the entire row of pixels in which the defective pixel is located. As a result, Vision believes that it may be possible to produce CID sensors at a lower cost than CCD sensors in manufacturing runs of a comparable scale. CID sensors also have superior resistance to radiation than CCD sensors, which is an advantage in environments such as nuclear power plants and space satellites. Finally, CID sensors have greater sensitivity to ultraviolet light than CCDs.

     Thermo Optek Corporation ("Optek") has used Vision's CID products in Optek's optical spectrometers since 1992. Vision and Optek are parties to a Supply Agreement (the "CID Supply Agreement") to be effective as of the Distribution Date pursuant to which Vision has agreed to supply Optek with, and Optek has agreed to purchase from Vision, all of Optek's requirements for CID sensors for use in Optek's optical spectrometers. Under the CID Supply Agreement, subject to certain limited exceptions, Vision is not permitted to sell CID sensors to any other manufacturer of optical spectrometers. The CID Supply Agreement expires in 2007. Vision's CID products also are used as the "eyes" in certain machine vision (robotics) applications in industries such as automobile manufacturing and meat packaging. Vision's CID sensors range in price from approximately $1,250 to $6,000 and its CID cameras range in price from approximately $2,500 to $35,000.

     Vision recently extended its CID technology to a new application by developing a CID sensor for use in a dental X-ray imaging system. Vision developed this sensor pursuant to an exclusive supply arrangement with a customer. Vision expects to begin shipment of its CID sensor to this customer in the fourth quarter of 1997. This customer recently received FDA marketing approval in connection with the dental X-ray imaging system. The customer's dental X-ray imaging system is designed to replace conventional dental X-ray film by providing a real-time X-ray video image of a patient's teeth, although market acceptance of this system cannot be assured. Vision believes that the customer's system will permit faster diagnosis, reduce patient X-ray exposure, and eliminate the need for X-ray supply storage and disposal of chemicals used in X-ray film processing.

     Vision believes its CID technology will be applicable in several new contexts that offer significant market potential. For example, the semiconductor industry is developing integrated circuits with increasing circuit density and smaller features. Machine vision systems used for inspection and process control in the production of these types of circuits are moving to increasingly shorter wavelengths (i.e., deeper into the ultraviolet) to "see" these very small features. Vision's CID technology is well suited for this application because it provides greater ultraviolet light sensitivity than competing technologies. In addition, because CID sensors allow random access to individual pixels and small subarrays of pixels within the full frame, Vision's CID sensors are particularly useful in astronomy applications and may have application in communications lasers, security systems, and teleconferencing equipment. For example, because CID sensors can scan an entire room and quickly switch to reading only a certain area of pixels that include the subject of interest, use of CID sensors in teleconferencing applications might eliminate the need for mechanical camera movement. Because CID technology offers greater radiation resistance than competing technologies, CID based products also may be desirable for use in the harsh conditions above the earth's atmosphere.

     Vision contracts with third parties for the fabrication of the silicon wafers used in Vision's CID sensors. These manufacturers follow Vision's proprietary designs and specifications. Upon receipt of the silicon wafers from the manufacturer, Vision probes the wafers for quality control and assurance purposes, transfers the wafers to a clean room where they are cut into individual devices, packages the devices with a ceramic backing, and wire bonds them.

  LASERS

     Vision's Laser Science, Inc. ("LSI") and Oriel subsidiaries design, manufacture, and market pulsed gas lasers. Vision's lasers are comprised of a plasma cartridge in which gas is ionized, resonating mirrors, and a power supply. Vision's laser product line consists of pulsed nitrogen lasers, nitrogen laser accessories, and pulsed CO(2) lasers. Pulsed lasers are preferable to continuous lasers in measurement applications because the break in the laser beam provides discrete time segments in which to perform measurements. Revenues from the sale of lasers and laser accessories by Oriel (including in fiscal 1996 the period prior to its acquisition by Vision) and LSI (which was an independent company throughout fiscal 1996 and through February 17, 1997) totalled approximately $4.2 million in fiscal 1996 and approximately $3.2 million for the nine months ended September 27, 1997.

     Nitrogen Lasers. Vision's pulsed nitrogen lasers use electrical energy to excite nitrogen gas in order to produce ultraviolet light. The primary customers for these lasers are manufacturers of matrix-assisted-laser-desorption-ionization time-of-flight ("MALDI-TOF") mass spectrometers. Vision's nitrogen lasers are employed as the ionizing source in these MALDI-TOF spectrometers. MALDI-TOF spectrometers are used principally for biotechnology research in academia, government, and the pharmaceutical industry. MALDI-TOF spectrometers determine the molecular weights of proteins, peptides, and other complex biomolecules by measuring the time required for an ionized molecule of the substance to reach a detector. The measurement of time is converted into a measurement of mass. Vision is the leading supplier of pulsed nitrogen lasers for use in MALDI-TOF spectrometers. According to industry sources, worldwide sales of MALDI-TOF spectrometers are estimated to increase at a rate of 20% per year through 1999. Vision also sells its pulsed nitrogen lasers for incorporation into instruments employed in homogeneous time-resolved fluorescence, a new technology used in high-throughput drug screening and clinical diagnostic applications. Vision's nitrogen lasers range in price from approximately $4,500 to $5,500.

     Nitrogen Laser Accessories. Vision offers a line of optional accessories to complement its pulsed nitrogen lasers. Vision believes that its expertise in combining these accessories with its pulsed nitrogen lasers to configure laser systems for specialized experiments is of particular value to the research community. Among the most popular of these accessories are tunable dye modules that can be used together with a Vision pulsed nitrogen laser to produce laser light that is tunable over a range of visible wavelengths. Vision also offers microscope adapters that couple Vision's pulsed nitrogen laser systems to a variety of commercially available microscopes for experiments at the cellular level or smaller. Laser systems, including accessories, typically range in price from approximately $9,200 to $19,000.

     Pulsed CO(2) Lasers. Vision's LSI subsidiary designs, manufactures, and markets pulsed CO(2) lasers. LSI developed considerable expertise in the field of CO(2) lasers as a result of work performed by it for the U.S. government in the 1980s and early 1990s. Vision's primary pulsed CO(2) laser product offering is a compact sealed laser that provides an infrared light source that broadens the variety of large molecules that can be studied with MALDI-TOF spectrometers. This laser is priced at approximately $7,500.

  OPTICALLY BASED INSTRUMENTS

     Vision's Oriel and Thermo Vision Colorado subsidiaries design, manufacture, and market a variety of optically based instruments that perform measurement and analysis functions. Vision focuses on the development of low-cost analyzers that are appropriate for distribution through product catalogues, Web sites, and other indirect distribution channels. These products use standard photonics components as building blocks that are designed to work together in multiple configurations and to be easily modified to accommodate changing end-user requirements. Revenues from the sale of optically based instruments by Oriel (including in fiscal 1996 the period prior to its acquisition by Vision) and Thermo Vision Colorado totalled approximately $3.6 million in fiscal 1996 and approximately $2.6 million for the nine months ended September 27, 1997.

     Vision's principal optically based instrument products are:

     MIR 8000. Vision's MIR 8000 is a modular spectrophotometer. Vision designed the MIR 8000 for the physics research market. Uses of the MIR 8000 include evaluating the performance of laser diodes, detectors, and other optical components. The MIR 8000 is comprised of subsystems so that it can be modified to meet the requirements of each user. The subsystems of the MIR 8000 include: a source chamber or a chamber for light-emitting samples; a scanner or interferometer chamber containing a beamsplitter and fixed and moving mirrors; a detector chamber; a data-acquisition system; and software modules for physics applications such as mathematical modeling. The sources, scanners, detectors, and software modules may be interchanged as experimental needs evolve. Vision believes that the modular nature of the MIR 8000 is particularly appealing to university, government, and photonics industry researchers who require economical and highly flexible research tools. The MIR 8000 ranges in price from approximately $16,400 to $21,000.

     QS1E Mercury Analyzer. Vision's QS1E mercury analyzer is an instrument for detecting the presence and level of mercury in water and bodily fluids. Water-monitoring authorities and environmental laboratories use the QS1E to test both drinking water and wastewater for compliance with government regulations governing permissible levels of mercury. Other users include medical laboratories, which test bodily fluids to determine exposure to mercury, and researchers, who use the QS1E to examine foods and other biomatter to trace mercury in the environment. The QS1E mercury analyzer sells for approximately $15,000.

     LifeSense. In 1997, Vision introduced its LifeSense low-cost, fluorescence-lifetime sensor for the biological research market. LifeSense excites a sample with a specific wavelength of light and measures the lifetime of the resulting fluorescence in order to identify particular substances contained in the sample. Vision's LifeSense instrument is operated from a personal computer and consists of interchangeable modulated light sources, including infrared diode lasers or blue or green light-emitting diodes, a sample compartment, and a photodetector. Vision's LifeSense is used primarily in medical, pharmaceutical, and other bioresearch applications, including detection and identification of biological molecules in high-performance liquid chromatography and capillary electrophoresis. LifeSense can use fiber optics for remote sensing in bioprocess and process control applications. The price of Vision's LifeSense instrument is approximately $20,000.

     Accessories. Through Thermo Vision Colorado, Vision offers a number of accessories related to its optically based instruments, including autosamplers that automatically insert a substance, tissue, or other sample into an analytical instrument for testing or monitoring. Vision's autosamplers range in price from approximately $2,000 to $5,000.

  OPTOELECTRONICS

     Through its Centro Vision subsidiary, Vision designs, assembles, and markets silicon photodiode detectors for ultraviolet, visible, and near-infrared applications. Silicon photodiodes are light-sensing elements constructed from silicon wafers similar to those used in the manufacture of integrated circuits. These devices differ from CID and CCD devices in that photodiodes are single light sensors, while CID and CCD devices are an array of light sensors. Revenues from the sale of optoelectronic devices by Centro Vision (which was an independent company throughout fiscal 1996 and through July 5, 1997) totalled approximately $5.5 million in fiscal 1996 and approximately $4.1 million for the nine months ended September 27, 1997.

     Vision customizes its photodiodes for specific applications by incorporating particular materials into windows or filters placed in front of the photodiodes. For example, because ordinary glass absorbs ultraviolet wavelengths, Vision places a fused silica or ultraviolet-transmitting window over its photodiodes for ultraviolet-detection applications. Another type of filter used by Vision modifies the normal silicon response to approximate the spectral response of the human eye. In order to sense X-rays, Vision coats the photodiode with scintillation crystals that convert X-ray radiation to longer-wavelength radiation that can be detected by a silicon photodiode sensor. To enhance a device's response at a desired wavelength, Vision applies an antireflection coating directly to the silicon in some cases.

     The primary customers for Vision's silicon photodiode detectors are manufacturers of medical diagnostic and analytical instruments. In these instruments, the Vision photodiode detectors are used to sense or measure the light emitted by or passing through a sample. End-users employ these instruments in applications such as blood oximetry (noninvasive monitoring of blood oxygen saturation) and determination of various substances in bodily fluids. Vision also offers photodiodes for use in a variety of space applications, such as in NASA's sun trackers that are used to orient and stabilize satellites in orbit and in the smoke sensors that have been approved for use in space station Alpha. Other applications include monitoring ultraviolet sources in drinking water purifiers that use ultraviolet radiation to kill impurities, computer security code readers in financial institutions, "magic-eye" door openers, stamp detectors for the U.S. Post Office, and flame detectors in gas furnaces. Vision's silicon photodiode detectors range in price from approximately $0.10 to $2,000.

     As with its CID sensors, Vision contracts with third parties for the fabrication of the silicon wafers used in its photodiode sensors in accordance with Vision's designs and specifications, and itself performs quality control and assurance and product assembly.

  FIBER OPTICS

     Vision's Oriel subsidiary offers a line of specialty fiber optic cables for the transmission of different wavelengths of light. Certain of these cables are bifurcated to permit two-way transmittal of light or are bundled for special applications. Most of the specialty fiber optic cable that Vision sells is used for remote sensing applications. Vision's fiber optics products range in price from approximately $30 per meter to $1,600 per meter. Revenues from the sale of fiber optic cables by Oriel (including in fiscal 1996 the period prior to its acquisition by Vision) totalled approximately $1.0 million in fiscal 1996 and approximately $0.7 million for the nine months ended September 27, 1997.

RESEARCH AND DEVELOPMENT

     Vision maintains active programs for the development of new technologies and the enhancement of its existing products. In addition, Vision seeks to develop new applications for its products and technologies. Vision incurred research and development expenses of $144,000; $743,000; and $3,499,000 in 1994, 1995, and 1996, respectively. In addition, Vision received $28,000; $490,000; and $532,000 for customer-sponsored contract research and development expenses in 1994, 1995, and 1996, respectively. Vision's principal research and development projects in 1996 were directed at the development of its CID sensor for use in a dental imaging system and the MIR 8000 modular spectrophotometer and extending the life of its optical filter products by increasing humidity resistance.

     The current focus of Vision's research and development efforts include developing a filter to isolate a particular ultraviolet wavelength from a mercury lamp for use in semiconductor photolithography, continuing work on extending the life of its optical filters through increased humidity resistance, and improving the performance and reliability of its pulsed CO(2) laser products.

     Vision is seeking to leverage its CID technology by developing a radiation-hardened, color CID camera for use in the inspection of nuclear power plants. A customer is funding a portion of the costs of this project in exchange for distribution rights in a specified territory. Vision believes that there may be significant applications for color CID cameras in markets outside of nuclear inspection. Because of the resistance of CID sensors to radiation, Vision also is developing, in collaboration with a medical instrument manufacturer, a CID camera for use in aiming X-rays with a high degree of precision at the cancerous area of a patient receiving radiation therapy.

SALES AND MARKETING

     Vision markets its products both in the U.S. and internationally by means of technical catalogues and through the dealer and distributor networks of its subsidiaries and divisions. Vision sells directly to larger OEM buyers through the direct sales forces of its subsidiaries and divisions. Vision trains the members of its sales forces on the technical aspects of its products so that they are able to respond to questions and otherwise support customers, dealers, and distributors. Vision holds a minority equity interest in LOT-Oriel Holding GmbH ("LOT-Oriel"), a large European distributor of photonics products. A representative of Vision serves as a member of LOT-Oriel's Board of Directors. Vision believes that its relationship with LOT-Oriel enhances Vision's visibility in and access to the European photonics market. In fiscal 1994, 1995, and 1996, international sales comprised approximately 40%, 31%, and 37% respectively, of Vision's total product sales.

     Vision's Oriel, Corion, and Centro Vision businesses produce catalogues used by Vision in marketing and selling its photonics products. These catalogues provide both detailed technical information of interest to designers of systems that incorporate photonics products and components along with product specifications and highlights. Over the years, Oriel's informative series of photonics product catalogues have become a staple on engineers' and scientists' bookshelves. Oriel mails its catalogues without charge to more than 85,000 potential customers worldwide. Vision makes its catalogues widely available so that designers will incorporate Vision's products into prototypes, ultimately resulting in new supply relationships as the products are commercialized.

     All seven Vision subsidiaries and divisions use Web sites to reach Vision's large and technically sophisticated customer base. A number of Vision's Web sites include catalogues that are easy to update and portions of which can be directly downloaded by a potential customer. Vision plans to produce certain catalogues on CD-ROMs in order to further reduce marketing costs.

     Vision's backlog was $11.4 million as of September 27, 1997, compared with $7.4 million as of September 28, 1996. Vision includes in its backlog only orders confirmed with a purchase order for products scheduled to be shipped within one year.

MANUFACTURING AND RAW MATERIALS

     Vision designs and manufacturers most of its products internally. Vision's manufacturing processes are diverse and range from the purchase of raw materials and the performance of significant processing in the case of the production of filters by Corion and optical crystals by Hilger, to outsourcing manufacture of primary components to third parties in the case of the production of CID sensors by CIDTEC and photodiodes by Centro Vision, to assembly and testing of purchased components in the case of optical sources by Oriel, lasers by LSI, and autosamplers by Thermo Vision Colorado. Vision believes that its in-house manufacturing and assembly capabilities allow it to achieve highly competitive delivery times and significantly reduces its time to introduce new products to market.

     Vision purchases the silicon wafers used in its CID sensors and silicon photodiodes from third-party manufacturers that produce the wafers in accordance with Vision's designs and specifications. Vision currently purchases CID wafers from a single supplier, although it is exploring alternative sources of supply and believes that a number of other qualified wafer fabricators are available. Vision purchases CID wafers from its existing supplier on a purchase-order basis and does not have a formal supply arrangement with this company. Vision believes that outsourcing the production of these wafers enables it to avoid the technological risks and significant capital costs associated with maintaining its own fabrication lines.

INTELLECTUAL PROPERTY

     Vision's success depends in part on the strength and protection of its proprietary methodologies and designs and other proprietary intellectual rights. Vision believes that its manufacturing know-how, particularly with respect to its optical filters and crystals, provides it with a competitive advantage. Vision relies upon a combination of patent, trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. Vision seeks to limit access to and distribution of its proprietary information. There can be no assurance that the steps taken by Vision in this regard will be adequate to deter misappropriation of its proprietary information, that Vision will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights, or that competitors will not be able to develop similar technology independently.


     Vision currently holds five issued U.S. patents expiring at various dates ranging from 1999 to 2012. Vision also has five applications pending for additional U.S. patents and a number of foreign counterparts for its patents in various foreign countries. Vision also has certain registered and other trademarks. In addition, Vision has entered into license agreements with other companies pursuant to which it grants or receives the rights to certain technology, know-how, or patents. Three of the Company's issued U.S. patents and one of its U.S. patent applications pertain to its CID technology. In addition, the Company holds a nonexclusive license to certain additional patents relating to CID technology. See "Risk Factors -- Risks Associated with Protection, Defense, and Use of Intellectual Property."


COMPETITION

     The photonics industry is highly competitive. Vision competes with a number of companies, many of which have substantially greater financial, marketing, and other resources than Vision. Vision's principal competitors include Melles-Griot, Inc.; Optical Coating Laboratory, Inc.; Newport Corporation; Coherent, Inc.; Corning OCA Corporation; Bicron Business Unit of Saint-Gobain Industrial Ceramics, Inc.; and UDT Sensors, Inc. Vision competes primarily in each of the photonics market segments on the basis of product features, performance, reliability, and price. Although Vision believes that its products currently compete favorably with respect to such factors, there can be no assurance that Vision can maintain its competitive position against current and potential competitors, especially those with greater financial, manufacturing, market, technical, and other competitive resources. Competition could increase if new companies enter the market or if existing competitors expand their product lines. See "Risk Factors -- Risks Associated with Technological Change, Obsolescence, and the Development and Acceptance of New Products" and "-- Intense Competition."

FACILITIES

     Vision's various businesses are operated from separate facilities, as set forth in the table below. All of these facilities are used for manufacturing, research and development, sales and marketing, and administration purposes.

                                                     APPROXIMATE
                       LOCATION                      SQUARE FEET   OWNED/LEASED   LEASE EXPIRATION
    -----------------------------------------------  -----------   ------------   ----------------
    Franklin, MA ..................................     40,400        Leased            2006
    Grand Junction, CO.............................      3,600         Owned              --
    Stratford, CT. ................................     50,000        Leased            1998
    Margate, England...............................     15,000        Leased            2002
    Liverpool, NY. ................................     11,000        Leased            2006
    Newbury Park, CA...............................     18,400        Leased            1999

     With the exception of the Stratford, Connecticut, facility, Vision believes that these facilities are adequate for its present operations and that suitable additional space will be available as needed in the future. Vision has leased a new facility in Stratford, Connecticut, to which it plans to relocate its Oriel subsidiary's operations in the first quarter of 1998. The new premises consist of approximately 30,000 square feet and the lease of these new premises will expire in 2008.

PERSONNEL

     As of September 27, 1997, Vision had a total of 237 employees, of which 46 are engaged in research and development, 32 in sales and marketing, 115 in manufacturing, and 44 in general administrative functions. To date, Vision has been able to attract and retain the personnel required by its business, but there can be no assurance that additional skilled personnel necessary to successfully expand Vision's business and operations can be recruited and retained. None of Vision's employees is subject to a collective bargaining agreement, other than six employees of Hilger. Vision believes that its relationships with employees are good.

LEGAL PROCEEDINGS

     Vision is not a party to any litigation that it believes could have a material adverse effect on Vision or its results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information about the current executive officers and directors of the Company as of September 27, 1997:

                     NAME                    AGE                  POSITION
    ---------------------------------------  ---   ---------------------------------------
    Kristine S. Langdon....................  38    President, Chief Executive Officer, and
                                                     Director
    John N. Hatsopoulos....................  63    Chief Financial Officer, Vice
                                                   President, and Director
    Allen J. Smith.........................  49    Vice President
    Paul F. Kelleher.......................  55    Chief Accounting Officer
    Earl R. Lewis..........................  53    Chairman of the Board and Director
    Dr. D. Allan Bromley(1)................  71    Director
    Arvin H. Smith.........................  68    Director

---------------
(1) Member of the Audit and Human Resources Committees

     Kristine S. Langdon has been President, Chief Executive Officer, and a director of the Company since its inception in November 1995. She served as President of Thermo Jarrell Ash Corporation, a subsidiary of Optek that manufactures elemental spectrometers, from January 1996 until October 1996 and has served as Vice President of Optek since its inception in August 1995. Ms. Langdon was Special Assistant to the Presidents of Thermo Electron and Thermo Instrument from August 1991 to April 1994 and Director of Business Development of Thermo Jarrell Ash Corporation from April 1994 until being named President and Chief Executive Officer of that corporation. From 1987 to 1991, Ms. Langdon was employed by McKinsey & Co., a management consulting firm, most recently as an engagement manager.

     John N. Hatsopoulos has been Chief Financial Officer, Vice President, and a director of the Company since August 1997. Mr. Hatsopoulos has been Chief Financial Officer, Vice President, and a director of Optek since its inception in August 1995. Mr. Hatsopoulos has been Chief Financial Officer and a Vice President of Thermo Instrument since 1988. Mr. Hatsopoulos has been President of Thermo Electron since January 1997, Chief Financial Officer of Thermo Electron since 1988, and was an Executive Vice President of Thermo Electron from 1986 until January 1997. He is also a director of Thermo Electron and of Thermo Instrument, Metrika Systems Corporation, Thermedics Detection Inc., Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Power Corporation, Thermo TerraTech Inc., and ThermoTrex Corporation, all of which are subsidiaries of Thermo Electron, and of LOIS/USA Inc.

     Allen J. Smith has been Vice President of the Company since August 1997 and Chairman of the Company's Oriel subsidiary since October 1994. Mr. Smith served Oriel in various capacities, including Executive Vice President, Vice President, general manager, and sales and marketing manager from February 1970 to October 1994.

     Paul F. Kelleher has been Chief Accounting Officer of the Company since its inception in November 1995. Mr. Kelleher has been the Chief Accounting Officer of Optek since its inception in August 1995 and of Thermo Instrument since its inception in 1986. Mr. Kelleher has been Senior Vice President, Finance and Administration of Thermo Electron since June 1997 and served as its Vice President, Finance from 1987 to 1997, and as its Controller from 1982 to January 1996. He is also a director of ThermoLase Corporation, a subsidiary of Thermo Electron.

     Earl R. Lewis has been a director of the Company since its inception in November 1995. Mr. Lewis has been Chief Executive Officer and a director of Optek since its inception in August 1995 and Chairman of the Board of Optek since April 1997. He also served as Optek's President from August 1995 to April 1997.

Mr. Lewis served as President of Thermo Jarrell Ash Corporation through December 1995, and for more than five years prior to that date. Mr. Lewis has been President and Chief Operating Officer of Thermo Instrument since March 1997 and January 1996, respectively, was an Executive Vice President of Thermo Instrument from January 1996 to March 1997, and was a Vice President of Thermo Instrument from 1990 through 1995. Mr. Lewis has been Vice President of Thermo Electron since September 1996. Mr. Lewis is also a director of Metrika Systems Corporation, Thermo BioAnalysis Corporation, ThermoQuest Corporation, and ThermoSpectra Corporation, all of which are subsidiaries of Thermo Electron.

     D. Allan Bromley has been a director of the Company since September 1997. Dr. Bromley has held numerous positions at Yale University since 1960, including Dean of Engineering since 1994, Sterling Professor of the Sciences since 1993, Henry Ford II Professor of Physics from 1972 to 1993, Chairman of the Physics Department from 1970 to 1977, and Founder and Director of the A.W. Wright Nuclear Structure Laboratory from 1963 to 1989. He served in the Executive Office of the President of the United States as Assistant to the President for Science and Technology and as Director, Office of Science and Technology Policy, from 1989 to 1993. He is also a director of numerous nonprofit organizations. Dr. Bromley serves on many national scientific committees and panels, including of the U.S. National Academy of Sciences, the American Academy of Arts and Sciences, the American Physical Society, the American Institute of Physics, and the Washington Advisory Group LLC, and has received numerous academic and scientific awards and honors, including the National Medal of Science in 1988.

     Arvin H. Smith has been a director of the Company since its inception in November 1995. Mr. Smith has been a director of Optek since its inception in August 1995. Mr. Smith has been the Chairman of the Board and Chief Executive Officer of Thermo Instrument since March 1997 and 1986, respectively, has been a director of Thermo Instrument since 1986, and was President of Thermo Instrument from 1986 to March 1997. Mr. Smith has been an Executive Vice President of Thermo Electron since 1991 and a Senior Vice President of Thermo Electron from 1986 to 1991. Mr. Smith is also a director of Metrika Systems Corporation, Thermo BioAnalysis Corporation, Thermo Power Corporation, ThermoQuest Corporation, and ThermoSpectra Corporation, all of which are subsidiaries of Thermo Electron.

BOARD COMMITTEES

     The Board has established an Audit Committee and a Human Resources Committee, each composed solely of Dr. Bromley. The Audit Committee reviews the scope of audits with the Company's independent public accountants and meets with them for the purpose of reviewing the results of such audits subsequent to their completion. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation, and administers the Company's stock option and other stock-based compensation plans. It is currently anticipated that the Company will not establish a nominating committee of the Board.

COMPENSATION OF DIRECTORS

     All directors who are not employees of the Company, Thermo Electron, or another company affiliated with Thermo Electron ("outside directors") will receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board, and $500 per day for participating in meetings of the Board held by means of conference telephone, and for participating in certain meetings of committees of the Board. Payment of directors fees will be made quarterly. Ms. Langdon and Messrs. Hatsopoulos, Lewis, and Arvin H. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board or committee meetings.

     Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his fees until he ceases to serve as a director, dies, or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the Board, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board, of the acquisition, directly or indirectly, by any person of 50% or more of the Company's outstanding Common Stock or the outstanding common stock of Thermo Instrument, or 25% or more of the outstanding common stock of Thermo Electron, or (b) the failure of the persons serving on the Board immediately prior to any contested election of directors, or any exchange offer or tender offer for the Company's Common Stock, or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Board at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares of Common Stock under this plan. The Deferred Compensation Plan will become effective upon the Distribution Date. No units have been accumulated under this plan.

STOCK OWNERSHIP POLICY FOR DIRECTORS

     The Company has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors will be requested to achieve this ownership level by the 1999 Annual Meeting of Shareholders of the Company. This ownership level may be achieved by purchases of shares of Common Stock of the Company in the open market or through the exercise of stock options. Directors who are also executive officers of the Company are required to comply with a separate stock holding policy that has been adopted for executive officers. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument -- Stock Holding Policy and Assistance Plan."

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and other most highly compensated executive officer for the fiscal year ended December 28, 1996, and, in the case of the Chief Executive Officer only, for the fiscal year ended December 30, 1995. No other executive officer of the Company who held office at the end of fiscal 1996 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's (the "Commission") executive compensation disclosure rules for this period.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Corporate Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Certain Transactions -- Relationship With Thermo Electron and Thermo Instrument."

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                       ---------------
                                                                         SECURITIES
                                                        ANNUAL           UNDERLYING
                                                     COMPENSATION          OPTIONS
                                         FISCAL   ------------------   (NO. OF SHARES       ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY     BONUS    AND COMPANY)(1)   COMPENSATION(2)
---------------------------------------  ------   --------   -------   ---------------   ---------------
Kristine S. Langdon(3).................   1996    $100,000   $40,000   75,000(TOC)           $ 5,344
  President and Chief Executive           1995      93,000    35,000     5,000(TMQ)            5,198
  Officer
Allen J. Smith(4)......................   1996      98,932    30,000   22,500(TOC)             4,037
  Vice President

---------------
(1) No options to purchase shares of Common Stock had been granted as of November 15, 1997. See "Management -- Vision Stock Option Grants." The named executive officers have been granted options to purchase common stock of certain subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Options have been granted to the Chief Executive Officer during the last two fiscal years and the other named executive officer during the last fiscal year in the following Thermo Electron companies:
    Optek (designated in the table as "TOC") and ThermoQuest Corporation (designated in the table as "TMQ").

(2) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan.

(3) Ms. Langdon was appointed President and Chief Executive Officer of the Company in November 1995. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in fiscal 1995 for her service in all capacities to Thermo Electron, Optek, and Optek's subsidiaries.

(4) Mr. Smith was appointed Vice President of the Company in August 1997. He has been Chairman of Oriel, which was acquired by the Company in February 1996, since October 1994. Reported in the table under "Annual Compensation" and "All Other Compensation" is Mr. Smith's compensation for fiscal 1996 paid subsequent to the acquisition of Oriel by the Company.

  Stock Options Granted During Fiscal 1996

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 1996 to the Company's Chief Executive Officer and other named executive officer. It has not been the policy of Thermo Electron companies in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                                                      POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                              -----------------------------------------------------   ANNUAL RATES OF STOCK
                                NUMBER OF      % OF TOTAL                              PRICE APPRECIATION
                                 SHARES         OPTIONS                                        FOR
                               UNDERLYING      GRANTED TO    EXERCISE                    OPTION TERM(3)
                                 OPTIONS      EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------
            NAME              GRANTED(1)(2)   FISCAL 1996      SHARE        DATE         5%         10%
----------------------------  -------------   ------------   ---------   ----------   --------   ----------
Kristine S. Langdon.........  75,000(TOC)      4.0%(4)        $ 12.00      4/11/08    $716,250   $1,924,500
                              5,000(TMQ)       0.2%(4)          13.00      2/08/08      51,750      139,000
Allen J. Smith..............  22,500(TOC)      1.2%(4)          12.00      4/11/08     214,875      577,350

---------------
(1) No options to purchase shares of Common Stock had been granted as of November 15, 1997. See "Management -- Vision Stock Option Grants."

(2) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period, and the date on which the options are exercised.

(4) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than Optek as part of Thermo Electron's compensation program, and accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

  Stock Options Exercised During Fiscal 1996 and Fiscal Year-end Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Company's Chief Executive Officer and other named executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                NUMBER OF        VALUE OF UNEXERCISED
                                                                          SECURITIES UNDERLYING  IN-THE-MONEY OPTIONS
                                                     SHARES                UNEXERCISED OPTIONS    AT FISCAL YEAR-END
                                                   ACQUIRED ON   VALUE        EXERCISABLE/           EXERCISABLE/
               NAME                    COMPANY      EXERCISE    REALIZED    UNEXERCISABLE(1)       UNEXERCISABLE(1)
----------------------------------- -------------- -----------  --------  ---------------------  --------------------
Kristine S. Langdon(2)............. Optek              --          --           75,000/--                --/--
                                    ThermoQuest
                                      Corporation      --          --            5,000/--                --/--
                                    ThermoSpectra
                                      Corporation      --          --              400/--               $750/--
Allen J. Smith..................... Optek              --          --           22,500/--                --/--

---------------
(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies the shares of which are not publicly traded, the repurchase rights generally lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holder of such options to exercise options and to satisfy tax-withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) Ms. Langdon has been an employee of Thermo Instrument since April 1, 1994, and was named President of the Company in November 1995. Prior to April 1, 1994, she was employed by Thermo Electron and holds unexercised options to purchase shares of common stock of Thermo Electron and certain of its subsidiaries other than Optek as compensation for her service to Thermo Electron. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies and prior to her service to Optek or the Company.

VISION STOCK OPTION GRANTS

     The Company has adopted an Equity Incentive Plan (the "EIP") and has reserved an aggregate of 700,000 shares of Common Stock for issuance to employees and directors of the Company and others pursuant thereto. Prior to consummation of this offering, the Company plans to grant options pursuant to the EIP covering up to 350,000 shares of Common Stock with exercise prices equal to the fair market value of the Common Stock on the respective dates of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information as of June 28, 1997, regarding the number of shares of the Company's Common Stock expected to be distributed on the Distribution Date to Thermo Instrument, which is the only person or entity that is expected by the Company to own beneficially more than five percent of the outstanding shares of Common Stock.

                                                                          PERCENTAGE OF OUTSTANDING
                                                                          SHARES BENEFICIALLY OWNED
                NAME AND ADDRESS                NUMBER OF SHARES      ----------------------------------
               OF BENEFICIAL OWNER             BENEFICIALLY OWNED     BEFORE OFFERING     AFTER OFFERING
    -----------------------------------------  ------------------     ---------------     --------------
    Thermo Instrument Systems Inc.(1)........       6,300,720               93%                 80%
      860 West Airport Freeway
      Suite 301
      Hurst, Texas 76054

---------------
(1) Thermo Electron beneficially owned approximately 83% of the common stock of Thermo Instrument outstanding as of June 28, 1997. Accordingly, Thermo Electron may be deemed to be a beneficial owner of the shares of the Company's Common Stock beneficially owned by Thermo Instrument following the Distribution. Thermo Electron disclaims beneficial ownership of these shares. Following the Distribution, Thermo Instrument will have the power to elect all of the members of the Board.

MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock expected to be distributed on the Distribution Date to, as well as the number of shares of Thermo Instrument common stock and Thermo Electron common stock beneficially owned as of June 28, 1997, by (i) each executive officer named in the summary compensation table under the heading "Compensation of Executive Officers," (ii) each director of the Company, and (iii) all of the Company's directors and executive officers as a group, following the Distribution Date. The information set forth below with respect to the Company's Common Stock is based on certain information known to the Company with respect to such persons' beneficial ownership of shares of common stock of Optek as of June 28, 1997. The table assumes with respect to the Company's Common Stock, that ownership of common stock of Optek by such persons will not change before the Record Date of Distribution.

     While certain directors and executive officers of the Company are also directors and executive officers of Thermo Instrument or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of the Company's Common Stock to be distributed to Thermo Instrument.

                                                                          THERMO         THERMO
                           NAME(1)                         VISION(2)   INSTRUMENT(3)   ELECTRON(4)
    -----------------------------------------------------  ---------   -------------   -----------
    D. Allan Bromley.....................................        0              0               0
    John N. Hatsopoulos..................................    4,200         81,204         632,768
    Kristine S. Langdon..................................       70          7,417          16,452
    Earl R. Lewis........................................    4,060        178,233         124,184
    Allen J. Smith.......................................        0              0               0
    Arvin H. Smith.......................................    1,120        431,667         519,038
    All directors and current executive officers as a
      group (7 persons)..................................    9,450        717,213       1,427,936

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) This table does not include options to purchase shares of the Company's Common Stock which will to be granted prior to the consummation of this offering. See "Management -- Vision Stock Option Grants." Shares of the Company's Common Stock beneficially owned by Ms. Langdon include a total of 70 shares held by her as custodian for two minor children. Shares of the Company's Common Stock beneficially owned by Earl R. Lewis include 350 shares owned by his spouse and a total of 280 shares owned by two sons. Immediately following consummation of the Distribution, it is expected that
    (i) Thermo Instrument will beneficially own approximately 93% of the outstanding shares of the Company's Common Stock and (ii) the directors and executive officers of the Company will not individually or as a group beneficially own more than 1% of the outstanding shares of the Company's Common Stock.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Mr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. Arvin H. Smith, and all directors and executive officers as a group include 65,625; 7,124; 162,500; 234,375; and 484,624 shares, respectively, that such person or group had the right to acquire within 60 days after June 28, 1997, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Hatsopoulos, Mr. Arvin H. Smith, and all directors and executive officers as a group include 529; 530; and 1,455 shares, respectively, allocated through June 28, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Ms. Langdon include 293 shares held by her as custodian for two minor children. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. The directors and executive officers of the Company did not individually or as a group beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of June 28, 1997.

(4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. Arvin H. Smith, and all directors and executive officers as a group include 535,685; 15,750; 121,536; 228,411; and 996,519 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Langdon include 702 shares held by her as custodian for two minor children. Shares of the common stock of Thermo Electron beneficially owned by Mr. Hatsopoulos, Mr. Arvin H. Smith, and all directors and executive officers as a group include 1,934; 1,717; and 4,975 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. The directors and executive officers of the Company did not individually or as a group beneficially own more than 1% of the common stock of Thermo Electron outstanding as of June 28, 1997.

                              CERTAIN TRANSACTIONS

     The following is a description of the material terms of the agreements and arrangements involving the Company and Thermo Electron, Thermo Instrument, Optek, and other members of the Thermo Group (as defined below).

RELATIONSHIP WITH THERMO ELECTRON AND THERMO INSTRUMENT

     The Company was organized in November 1995 as a wholly owned subsidiary of Optek. Following consummation of the Distribution, Optek will own no shares of the Company's Common Stock and Thermo Instrument will own approximately 93% of the outstanding shares of the Company's Common Stock. Following consummation of this offering, Thermo Instrument will own approximately 80% of the outstanding shares of the Company's Common Stock.

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created privately and publicly held subsidiaries. After the Distribution, the Company, together with five other companies, will exist as publicly held, majority-owned subsidiaries of Thermo Instrument. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of Thermo Electron's spinout strategy. (The Company and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Instrument develops, manufactures, and markets analytical instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds and toxic metals, and other elements in a broad range of liquids, gases, and solids. For its fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, Thermo Instrument had consolidated revenues of $649,992,000; $782,662,000; and $1,209,362,000; respectively, and consolidated net income of $60,220,000; $79,306,000; and $132,751,000, respectively.

     Thermo Electron and its subsidiaries develop, manufacture, and market environmental monitoring and analysis instruments and manufacture biomedical products, including heart-assist devices and mammography systems, papermaking and recycling equipment, alternative-energy systems, and other specialized products and technologies. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, Thermo Electron had consolidated revenues of $1,729,191,000; $2,270,291,000; and $2,932,558,000; respectively, and consolidated net income of $104,711,000; $139,582,000; and $190,816,000;
respectively.

     See "Risk Factors -- Potential Conflicts of Interest."

     The Thermo Electron Corporate Charter. Thermo Electron and each of the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that
(1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial, and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies, and provides for centralized administrative, banking, and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning, and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     Corporate Services Agreement. As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services to the Company. The Company was assessed an annual fee equal to 1.25%, 1.2%, and 1.0% of its revenues for these services in fiscal 1994, 1995, and 1996, respectively. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1994, 1995, and 1996, Thermo Electron assessed the Company $53,000; $72,000; and $304,000; respectively.

     Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based on charges directly attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior written notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

     Tax Allocation Agreement. The Tax Allocation Agreement between the Company and Thermo Electron outlines the terms under which the Company is to be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Common Stock of the Company. In years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed its own separate-company tax returns. If Thermo Instrument's equity ownership of the Company were to drop below 80%, the Company would file its own tax returns.

     Master Guarantee Reimbursement Agreement. The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron pursuant to which Thermo Instrument has guaranteed the Company's obligation to so reimburse Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that the Company will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees issued on the Company's behalf.

     Master Repurchase Agreement. The Company's cash equivalents are invested in a Master Repurchase Agreement with Thermo Electron, pursuant to which the Company in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government-agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the Master Repurchase Agreement will be readily convertible into cash by the Company and will have an original maturity of three months or less. The Master Repurchase Agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Stock Holding Policy and Assistance Plan. The Company has adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. This minimum ownership level may be achieved by purchases of shares of Common Stock of the Company in the open market or through the exercise of stock options. In order to assist the executive officers in complying with the policy, the Company has also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock.

OTHER RELATIONSHIPS

     In August 1997, the Company's Hilger subsidiary purchased the crystal-materials business of Hilger Analytical, a wholly owned subsidiary of Optek, in consideration for the assumption by the Company of $908,000 of Optek's existing obligation under a line of credit. The weighted average interest rate for borrowings by Optek under the line of credit in fiscal 1995 and 1996 was 6.5% and 6.75%, respectively. The Company's current obligation under the line of credit bears interest at a rate of 6.75%.

     In February 1997, in connection with its acquisition of LSI, the Company borrowed $3.6 million from Optek pursuant to a promissory note (the "Laser Science Note"). The Laser Science Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years. In June 1997, the Company borrowed an additional $347,000 from Optek pursuant to a promissory note (the "Franklin Note") in order to finance the renovation of its Franklin, Massachusetts, facility in connection with the LSI acquisition. The Franklin Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years.

     In July 1997, in connection with its acquisition of Centronic, the Company borrowed $3.8 million from Thermo Electron pursuant to a promissory note (the "Centronic Note"). The Centronic Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years.

     The Company and Optek are parties to a CID Contract R&D Agreement pursuant to which Optek has contracted with the Company to develop certain CID sensors and systems for use in optical spectroscopy products manufactured and sold by Optek. Optek has paid the Company $672,000 under the CID Contract

R&D Agreement from fiscal 1995 through the first nine months of fiscal 1997. Under the CID Contract R&D Agreement, Optek owns the resulting technology. Optek has granted the Company an exclusive, perpetual, fully paid license to such technology in all fields other than optical spectroscopy. The CID Contract R&D Agreement expires in November 1997. In fiscal 1994, 1995, and 1996 and for the nine months ended September 27, 1997, Optek paid approximately $24,000; $418,000; and $188,000; and $287,000; respectively, for research and development services performed by the Company in connection with CID sensors and systems.

     The Company and Optek are also parties to a Supply Agreement (the "CID Supply Agreement") to be effective as of the Distribution Date pursuant to which the Company has agreed to supply Optek with, and Optek has agreed to purchase from the Company, all of Optek's requirements for CID sensors for use in Optek's optical spectrometers. Under the CID Supply Agreement, the Company is not permitted to sell CID sensors to any other manufacturer of optical spectrometers. The CID Supply Agreement expires in 2007.

     See "The Distribution" for a description of the Distribution Agreement and Tax Matters Agreement between the Company and Optek relating to the Distribution.

     The Company has leased its office and manufacturing space in Franklin, Massachusetts, from Thermo Instrument since March 1996. The Company's rent expense under this lease is determined on the basis of its allocated share of total occupancy expenses. The Company made lease payments to Thermo Instrument in fiscal 1996 of $197,000. Beginning in January 1997, the Company's annual rental expense increased to $234,000. This lease expires in 2006.

     The Company's Hilger subsidiary leases its office and manufacturing space in Margate, England, from Optek. From January 1994 through August 1997, the Company's rent expense under this lease was determined on the basis of its allocated share of total occupancy expenses. The Company made lease payments to a subsidiary of Thermo Instrument in fiscal 1994, 1995, and 1996 of $46,000; $91,000; and $100,000; respectively. Effective September 1997, Hilger has leased this space from Optek pursuant to the Hilger Lease for an annual rental fee of $43,200, plus its pro rata share of certain related expenses. The Hilger Lease expires in 2002.

     From time to time, the Company may transact business with other companies in the Thermo Group in the ordinary course of business. In fiscal 1994, 1995, and 1996 and for the nine months ended September 27, 1997, the Company sold a total of $1,290,000; $2,514,000; and $1,786,000; and $1,768,000; respectively, of products to Thermo Electron subsidiaries and purchased a total of $211,000; $1,465,000; and $971,000; and $357,000; respectively, of products from such companies.

     The Company believes that the terms of the various transactions and agreements described above were no less favorable than the Company could have obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


     As of the date of this Prospectus, the Company has 50,000,000 shares of Common Stock authorized for issuance, of which 6,783,783 shares are issued and outstanding. An additional approximately 150,000 shares of Common Stock will be issued as a stock dividend prior to the consummation of this offering. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board out of funds legally available therefor. Holders of Common Stock have no preemptive or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid, and nonassessable.


     The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that all shares of Common Stock issued on or before the occurrence of the Distribution (the "Restricted Shares") are subject to the following restriction: the holder shall not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any shares of Common Stock (except that (i) Optek may distribute the Restricted Shares to its shareholders in the Distribution, and (ii) the Company's Distribution agent may sell fractions of Restricted Shares in order to provide shareholders of Optek with cash in lieu of fractional Restricted Shares in the Distribution), until the sooner to occur of (i) 60 days following the execution of an underwriting agreement in connection with this offering following the time at which the registration statement of which this Prospectus is a part, is declared effective by the Commission, or (ii) March 1, 1998. Because the closing of this offering will occur after the Distribution, the shares of Common Stock to be issued in this offering will not be subject to the Charter Transfer Restriction.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors. Upon completion of the Distribution, Thermo Instrument (and Thermo Electron through its majority ownership of Thermo Instrument) will continue to beneficially own at least a majority of the outstanding the Common Stock, and will have the power to elect all of the members of the Board.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty to the fullest extent permitted by the General Corporation Law of Delaware. The Company's Certificate of Incorporation also contains provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be approximately 7,858,800 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). The shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

     Of the 7,858,800 outstanding shares, approximately 6,300,000 will be owned by Thermo Instrument. Thermo Instrument has agreed that, without the prior written consent of the Representatives (as defined below under the caption "Underwriters"), it will not offer, sell, or grant any option to purchase or otherwise dispose of any shares of the Common Stock within 180 days after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, and (ii) the issuance of options and sales of shares of Common Stock pursuant to existing stock-based compensation plans. Upon expiration of this lock-up agreement, Thermo Instrument may sell its shares of Common Stock in an offering registered under the Securities Act or pursuant to an exemption from such registration. So long as Thermo Instrument is able to elect a majority of the Board, it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by Thermo Instrument or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an "affiliate" of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice, and other limitations of Rule 144. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

     The Company has reserved 725,000 shares for grant under its existing stock-based compensation plans. Prior to consummation of this offering, the Company plans to grant options pursuant to the EIP covering up to 350,000 shares of Common Stock to its employees and directors and others. The Company intends to file registration statements under the Securities Act to register all shares of Common Stock issuable under such plans. Shares covered by these registration statements will be eligible for sale in the public market after the effective date of such registration statements. Each of the Company, Thermo Instrument, and Thermo Electron has agreed that it will not offer, sell, or grant any option to purchase or otherwise dispose of any shares of Common Stock (except for the grant of options and the sale of shares of Common Stock pursuant to stock-based compensation plans, sales to Thermo Instrument, and the issuance of shares as consideration for the acquisition of one or more businesses (provided that such shares may not be resold prior to the expiration of 180 days after the date of this Prospectus)) within 180 days after the date of this Prospectus, without the prior consent of the Representatives of the Underwriters.

     Prior to this offering, there has been no public market for the Common Stock. The effect, if any, of public sales or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an Underwriting Agreement by and among the Company and each of the Underwriters named below, for whom Fahnestock & Co. Inc. and HSBC Securities, Inc. are acting as the representatives (the "Representatives"), each of the Underwriters has severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name in the table below:

                                 UNDERWRITER                               NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Fahnestock & Co. Inc. ...............................................
    HSBC Securities, Inc. ...............................................

                                                                                 -------
              Total......................................................      1,075,000
                                                                                 =======

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to other dealers. After the initial
offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 161,250 additional shares of Common Stock, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company, Thermo Instrument, and Thermo Electron have agreed that they will not, without the prior written consent of Fahnestock & Co. Inc., offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offer of any shares of Common Stock, options or any securities convertible into, or exchangeable for, shares of Common Stock during the 180-day period following the date of this Prospectus; provided, however, that the Company may issue and sell Common Stock pursuant to any stock option plan in effect at the date of this Prospectus. Fahnestock & Co. Inc. in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the Common Stock.

     In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. The price to the public for the shares of Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the price to the public, in addition to prevailing market conditions, were the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company, the market prices of securities of companies engaged in businesses similar to those of the Company, and other factors deemed relevant. There can, however, be no assurance that the prices at which the shares of Common Stock will sell in the public market after this offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL OPINIONS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument, and the Company, and certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Mr. Hoogasian owns or has the right to acquire 16,737 shares of common stock of Thermo Instrument and 108,058 shares of common stock of Thermo Electron.

                                    EXPERTS

     The financial statements of the Company and acquired businesses included in this Prospectus and the financial statement schedule included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

                      (This Page Intentionally Left Blank)

                           THERMO VISION CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

THERMO VISION CORPORATION
  Report of Independent Public Accountants............................................    F-2
  Consolidated Statement of Income for the years ended December 31, 1994, December 30,
     1995, and December 28, 1996, and for the nine months ended September 28, 1996,
     and September 27, 1997...........................................................    F-3
  Consolidated Balance Sheet as of December 30, 1995, December 28, 1996, and
     September 27, 1997...............................................................    F-4
  Consolidated Statement of Cash Flows for the years ended December 31, 1994,
     December 30, 1995, and December 28, 1996, and for the nine months ended
     September 28, 1996, and September 27, 1997.......................................    F-5
  Consolidated Statement of Shareholder's Investment for the years ended December 31,
     1994, December 30, 1995, and December 28, 1996, and for the nine months ended
     September 27, 1997...............................................................    F-6
  Notes to Consolidated Financial Statements..........................................    F-7
ORIEL CORPORATION
  Report of Independent Public Accountants............................................   F-17
  Consolidated Statement of Operations for the years ended September 30, 1994, and
     September 30, 1995, and for the three months ended December 31, 1994, and
     December 31, 1995................................................................   F-18
  Consolidated Balance Sheet as of September 30, 1995.................................   F-19
  Consolidated Statement of Cash Flows for the years ended September 30, 1994, and
     September 30, 1995, and for the three months ended December 31, 1994, and
     December 31, 1995................................................................   F-20
  Consolidated Statement of Changes in Stockholders' Equity for the years ended
     September 30, 1994, and September 30, 1995, and for the three months ended
     December 31, 1995................................................................   F-21
  Notes to Consolidated Financial Statements..........................................   F-22
CORION CORPORATION
  Report of Independent Public Accountants............................................   F-27
  Statement of Operations for the year ended December 31, 1995, and for the period
     from January 1, 1996, through February 28, 1996..................................   F-28
  Balance Sheet as of December 31, 1995...............................................   F-29
  Statement of Cash Flows for the year ended December 31, 1995, and for the period
     from January 1, 1996, through February 28, 1996..................................   F-30
  Statement of Stockholders' Equity for the year ended December 31, 1995, and for the
     period from January 1, 1996, through February 28, 1996...........................   F-31
  Notes to Financial Statements.......................................................   F-32
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO VISION CORPORATION, ORIEL
  CORPORATION, AND CORION CORPORATION (UNAUDITED)
  Pro Forma Combined Condensed Statement of Income for the year ended December 28,
     1996.............................................................................   F-36
  Notes to Pro Forma Combined Condensed Statement of Income...........................   F-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Vision Corporation:

     We have audited the accompanying consolidated balance sheet of Thermo Vision Corporation (a Delaware corporation and 100%-owned subsidiary of Thermo Optek Corporation) and subsidiaries as of December 30, 1995, and December 28, 1996, and the related consolidated statements of income, cash flows, and shareholder's investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Vision Corporation and subsidiaries as of December 30, 1995, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Boston, Massachusetts
May 19, 1997 (except with respect to
certain matters discussed in Note 8,
as to which the date is November 14, 1997)

                           THERMO VISION CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                                         -------------------------------
                                                                         SEPTEMBER 28,     SEPTEMBER 27,
                                        1994       1995       1996           1996              1997
                                       ------     ------     -------     -------------     -------------
                                                                                   (UNAUDITED)
REVENUES (Notes 6 and 7).............  $4,242     $6,026     $30,434        $22,369           $28,445
                                       ------     ------     -------        -------           -------
Costs and Operating Expenses:
  Cost of revenues...................   3,011      3,482      17,066         12,664            15,791
  Selling, general, and
     administrative expenses (Note
     6)..............................     826      1,519       7,402          5,362             6,558
  Research and development
     expenses........................     144        743       3,499          2,504             2,986
                                       ------     ------     -------        -------           -------
                                        3,981      5,744      27,967         20,530            25,335
                                       ------     ------     -------        -------           -------
Operating Income.....................     261        282       2,467          1,839             3,110
Interest Income......................      --         --          --             --                16
Interest Expense.....................     (28)       (31)        (44)           (34)             (192)
                                       ------     ------     -------        -------           -------
Income Before Provision for Income
  Taxes..............................     233        251       2,423          1,805             2,934
Provision for Income Taxes (Note
  4).................................      87        104       1,005            756             1,232
                                       ------     ------     -------        -------           -------
NET INCOME...........................  $  146     $  147     $ 1,418        $ 1,049           $ 1,702
                                       ======     ======     =======        =======           =======
EARNINGS PER SHARE...................  $  .02     $  .02     $   .21        $   .15           $   .25
                                       ======     ======     =======        =======           =======
WEIGHTED AVERAGE SHARES..............   6,784      6,784       6,784          6,784             6,784
                                       ======     ======     =======        =======           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                     SEPTEMBER 27,
                                                                                         1997
                                                                   1995     1996     -------------
                                                                  ------   -------    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................  $  171   $   306      $   200
  Accounts receivable, less allowances of $24, $266, and $369...     729     5,305        7,046
  Inventories...................................................   1,301     6,404        7,931
  Prepaid expenses..............................................      34       521          812
  Prepaid income taxes (Note 4).................................     416     1,175        1,943
  Due from Thermo Electron and affiliated companies (Note 6)....      --        --          101
                                                                  ------   -------      -------
                                                                   2,651    13,711       18,033
                                                                  ------   -------      -------
Property, Plant, and Equipment, at Cost, Net....................     606     3,901        4,715
                                                                  ------   -------      -------
Other Assets....................................................      --       647        1,014
                                                                  ------   -------      -------
Cost in Excess of Net Assets of Acquired Companies (Note 2).....   3,521    10,103       14,936
                                                                  ------   -------      -------
                                                                  $6,778   $28,362      $38,698
                                                                  ======   =======      =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Note payable and capital lease obligation (Note 6)............  $  650   $   866      $   747
  Accounts payable..............................................     255     2,796        4,517
  Accrued payroll and employee benefits.........................      40       751          733
  Other accrued expenses........................................     198       929        1,575
  Due to Thermo Electron and affiliated companies (Note 6)......     938     2,768           --
                                                                  ------   -------      -------
                                                                   2,081     8,110        7,572
                                                                  ------   -------      -------
Long-term Obligations, Due to Affiliates (Note 8)...............      --        --        7,747
                                                                  ------   -------      -------
Commitments (Note 5)
Shareholder's Investment (Note 3):
  Common stock, $.01 par value, 50,000,000 shares authorized;
     6,783,783 shares issued and outstanding....................      68        68           68
  Capital in excess of par value................................   4,608    18,693       20,137
  Retained earnings.............................................      19     1,437        3,139
  Cumulative translation adjustment.............................       2        54           35
                                                                  ------   -------      -------
                                                                   4,697    20,252       23,379
                                                                  ------   -------      -------
                                                                  $6,778   $28,362      $38,698
                                                                  ======   =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                                                        -----------------------------
                                                                                        SEPTEMBER 28,   SEPTEMBER 27,
                                                             1994    1995      1996         1996            1997
                                                            ------   -----   --------   -------------   -------------
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net income..............................................  $  146   $ 147   $  1,418     $   1,049        $ 1,702
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization.........................      87     182      1,251           879          1,298
    Provision for losses on accounts receivable...........      10      14        174           186             42
    Deferred income tax expense (benefit).................     (59)     31        (79)           --             --
    Changes in current accounts, excluding the effects of
      acquisitions:
      Accounts receivable.................................    (216)     67       (732)         (734)          (425)
      Inventories.........................................     (57)   (301)       471           201           (268)
      Other current assets................................       9      (2)      (253)         (228)          (201)
      Accounts payable....................................     219    (128)      (174)       (1,024)           920
      Other current liabilities...........................    (209)   (136)      (397)         (599)          (515)
                                                            ------   -----   --------      --------        -------
         Net cash provided by (used in) operating
           activities.....................................     (70)   (126)     1,679          (270)         2,553
                                                            ------   -----   --------      --------        -------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 2).............      --      --    (15,528)      (15,528)        (7,345)
  Purchases of property, plant, and equipment.............     (96)   (152)    (1,450)       (1,257)        (1,142)
  Other, net..............................................      --      --         92           117             --
                                                            ------   -----   --------      --------        -------
         Net cash used in investing activities............     (96)   (152)   (16,886)      (16,668)        (8,487)
                                                            ------   -----   --------      --------        -------
FINANCING ACTIVITIES:
  Net proceeds from issuance of notes payable to parent
    company...............................................      --      --         --            --          7,747
  Transfer from parent company to fund acquisitions.......      --      --     16,870        16,870             --
  Net increase (decrease) in short-term borrowings from
    Thermo Electron and affiliates........................     192       1      1,830         2,668         (2,868)
  Net decrease in short-term borrowings...................    (230)    (65)      (575)         (604)          (116)
  Net transfer (to) from parent company...................     248     473     (2,785)       (2,041)         1,444
  Other...................................................      --      --         --            --           (379)
                                                            ------   -----   --------      --------        -------
         Net cash provided by financing activities........     210     409     15,340        16,893          5,828
                                                            ------   -----   --------      --------        -------
Exchange Rate Effect on Cash..............................      (7)    (10)         2            (1)            --
                                                            ------   -----   --------      --------        -------
Increase (Decrease) in Cash and Cash Equivalents..........      37     121        135           (46)          (106)
Cash and Cash Equivalents at Beginning of Period..........      13      50        171           171            306
                                                            ------   -----   --------      --------        -------
Cash and Cash Equivalents at End of Period................  $   50   $ 171   $    306     $     125        $   200
                                                            ======   =====   ========      ========        =======
CASH PAID FOR:
  Interest................................................  $   28   $  31   $     44     $      34        $    52
                                                            ======   =====   ========      ========        =======
  Income taxes............................................  $   --   $  --   $     43     $      38        $    --
                                                            ======   =====   ========      ========        =======
NONCASH ACTIVITIES:
  Transfer of acquired business from parent company.......  $3,401   $  --   $     --     $      --        $    --
                                                            ======   =====   ========      ========        =======
  Fair value of assets of acquired companies..............  $   --   $  --   $ 22,480     $  22,480        $ 9,414
  Cash paid for acquired companies........................      --      --    (16,870)      (16,870)            --
  Notes payable to affiliates for acquired companies......      --      --         --            --         (7,400)
                                                            ------   -----   --------      --------        -------
    Liabilities assumed of acquired companies.............  $   --   $  --   $  5,610     $   5,610        $ 2,014
                                                            ======   =====   ========      ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         COMMON
                                         NET PARENT      STOCK,      CAPITAL IN                   CUMULATIVE
                                          COMPANY       $.01 PAR      EXCESS OF      RETAINED     TRANSLATION
                                         INVESTMENT      VALUE        PAR VALUE      EARNINGS     ADJUSTMENT
                                         ----------     --------     -----------     --------     ----------
BALANCE JANUARY 1, 1994................   $    280        $ --         $    --        $   --         $ (2)
  Net income...........................        146          --              --            --           --
  Transfer of acquired business from
     parent company....................      3,401          --              --            --           --
  Net transfer from parent company.....        248          --              --            --           --
  Translation adjustment...............         --          --              --            --           10
                                           -------         ---         -------        ------          ---
BALANCE DECEMBER 31, 1994..............      4,075          --              --            --            8
  Net income before capitalization of
     the Company.......................        128          --              --            --           --
  Net transfer from parent company.....        473          --              --            --           --
  Capitalization of the Company........     (4,676)         68           4,608            --           --
  Net income after capitalization of
     the Company.......................         --          --              --            19           --
  Translation adjustment...............         --          --              --            --           (6)
                                           -------         ---         -------        ------          ---
BALANCE DECEMBER 30, 1995..............         --          68           4,608            19            2
  Net income...........................         --          --              --         1,418           --
  Transfer from parent company to fund
     acquisitions of Oriel and
     Corion............................         --          --          16,870            --           --
  Net transfer to parent company.......         --          --          (2,785)           --           --
  Translation adjustment...............         --          --              --            --           52
                                           -------         ---         -------        ------          ---
BALANCE DECEMBER 28, 1996..............         --          68          18,693         1,437           54
                                                                     (UNAUDITED)
  Net income...........................         --          --              --         1,702           --
  Net transfer from parent company.....         --          --           1,444            --           --
  Translation adjustment...............         --          --              --            --          (19)
                                           -------         ---         -------        ------          ---
BALANCE SEPTEMBER 27, 1997.............   $     --        $ 68         $20,137        $3,139         $ 35
                                           =======         ===         =======        ======          ===

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Vision Corporation ("the Company") designs, manufactures, and markets a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics, and fiber optics. The Company sells photonics products in multiple markets across a number of industries for research, testing, detecting, and manufacturing applications. The Company's products range from optical filters used in blood glucose monitoring, to charge-injection devices ("CIDs") used in optical spectroscopy, to specialty light sources used for quality assurance in semiconductor photolithography. Many of the Company's customers are manufacturers that incorporate the Company's products into medical and dental diagnostic instruments, analytical instruments, equipment for semiconductor manufacturing, and X-ray screening devices.

 Relationship with Thermo Optek Corporation, Thermo Instrument Systems Inc., and Thermo Electron Corporation

     The Company was incorporated in November 1995 as a wholly owned subsidiary of Thermo Optek Corporation ("Thermo Optek") at which time Thermo Optek transferred to the Company all of the assets, liabilities, and businesses of two subsidiaries of Thermo Jarrell Ash ("TJA") in exchange for 6,783,783 shares of the Company's common stock. The companies transferred were CID Technologies Inc. ("CIDTEC") and Scientific Measurement Systems Inc., which now conducts business under the name "Thermo Vision Colorado." In August 1997, the Company acquired the crystal-materials business ("Hilger") of Hilger Analytical Limited, a wholly owned subsidiary of Thermo Optek, and accounted for the transaction at historical cost in a manner similar to a pooling of interests (Note 8). As of December 28, 1996, Thermo Optek was a 93%-owned publicly traded subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"). Thermo Instrument is a publicly traded, majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     The accompanying financial statements include the assets, liabilities, income, and expenses of the Company as included in Thermo Optek's consolidated financial statements. The accompanying financial statements do not include Thermo Optek's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Optek's interest expense.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1994, 1995, and 1996 are for the fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, respectively.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment.

                           THERMO VISION CORPORATION

  Income Taxes

     The Company, Thermo Optek, and Thermo Instrument have tax allocation agreements under which the Company, Thermo Optek, and Thermo Instrument are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreements provide that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Instrument's beneficial equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal tax return.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Shares outstanding for such periods represent the 6,783,783 shares issued to Thermo Optek in connection with the initial capitalization of the Company.

  Cash and Cash Equivalents

     Prior to its incorporation, the cash receipts and disbursements of the Company's domestic operations were combined with other Thermo Optek corporate cash transactions and balances. Therefore, cash of the Company's domestic operations through November 1995 is not included in the accompanying balance sheet.

  Inventories

     Inventories are stated at the lower of cost (primarily on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                      1995       1996
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Raw materials and supplies.................................  $  919     $3,142
        Work in process............................................      70        806
        Finished goods.............................................     312      2,456
                                                                     ------     ------
                                                                     $1,301     $6,404
                                                                     ======     ======

  Property, Plant, and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 30 years; machinery and equipment,

                           THERMO VISION CORPORATION

3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                                      1995      1996
                                                                      ----     ------
                                                                      (IN THOUSANDS)
        Land and buildings..........................................  $226     $  277
        Machinery and equipment.....................................   582      4,114
        Leasehold improvements......................................    --        554
                                                                      ----     ------
                                                                       808      4,945
        Less: Accumulated depreciation and amortization.............   202      1,044
                                                                      ----     ------
                                                                      $606     $3,901
                                                                      ====     ======

  Other Assets

     Other assets in the accompanying balance sheet consists primarily of a 10% ownership interest in LOT-Oriel Holding GmbH ("LOT"). The carrying amount of the investment, which is being accounted for under the cost method, is $500,000 in the accompanying balance sheet.

     As of December 28, 1996, the Company has an investment of less than 20% in Andor Technology Limited ("Andor"). The carrying amount of the investment, which is being accounted for under the cost method, is $84,000 in the accompanying 1996 balance sheet. Prior to October 1996, the Company owned approximately 51% of Andor, and Andor's results were consolidated with those of the Company. During the third quarter of 1996, the Company reduced its ownership interest in Andor in a transaction with Andor's other stockholders. In consideration for the sale of a portion of its interest in Andor, the Company received approximately $159,000 in cash and a $147,000 principal amount 8% note, which was repaid in September 1997. Andor's results were not material to the Company's results of operations.

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $115,000 and $371,000 at year-end 1995 and 1996, respectively.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, note payable, accounts payable, and due to Thermo Electron and affiliated companies. The carrying amounts of these financial instruments approximate fair value due to their short-term nature.

  Impairment of Long-lived Assets

     The Company assesses the future useful life of its long-lived assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future

                           THERMO VISION CORPORATION
undiscounted cash flows pertaining to such assets in assessing the recoverability. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The financial statements as of September 27, 1997, and for the nine-month periods ended September 28, 1996, and September 27, 1997, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine-month period ended September 27, 1997, are not necessarily indicative of the results to be expected for the entire year.

2.  ACQUISITIONS

     In October 1994, Thermo Instrument acquired CIDTEC, a manufacturer of charge-injection devices used for imaging sensors and video cameras, for $3,401,000 in cash. The cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,889,000, which is being amortized over 40 years. Thermo Instrument transferred the assets, liabilities, and businesses of CIDTEC to Thermo Optek after its formation in August 1995. Thermo Optek transferred the assets, liabilities, and businesses of CIDTEC to the Company after its formation in November 1995. Because the Company, CIDTEC, and Thermo Optek were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the accompanying 1994 and 1995 historical information includes the results of operations of CIDTEC from October 1994, the date this business was acquired by Thermo Instrument.

     In February 1996, the Company acquired Oriel Corporation ("Oriel"), a manufacturer and distributor of photonics components and instruments, for $11,798,000 in cash, and Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5,072,000 in cash. The cost of Oriel and Corion exceeded the estimated fair market value of the acquired net assets by $4,736,000 and $2,056,000, respectively, which are being amortized over 40 years. These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from the respective dates of acquisition.

     Based on unaudited data, the following table presents selected financial information for the Company, CIDTEC, Oriel, and Corion on a pro forma basis, assuming the Company and CIDTEC had been combined since the beginning of 1994 and the Company, Oriel, and Corion had been combined since the beginning of 1995. Additional pro forma financial information for the Company, Oriel, and Corion is included elsewhere in this Prospectus.

                                                          1994         1995          1996
                                                         ------       -------       -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
    Revenues...........................................  $5,366       $33,355       $33,940
    Net income (loss)..................................    (248)          145           532
    Earnings (loss) per share..........................    (.05)          .03           .11

                           THERMO VISION CORPORATION

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of CIDTEC been made at the beginning of 1994 or the acquisitions of Oriel and Corion been made at the beginning of 1995.

3.  EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Instrument. Under this plan, shares of Thermo Instrument's and Thermo Electron's common stock can be purchased at the end of a 12-month plan year at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  401(k) Savings Plans

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $4,000; $39,000; and $182,000 in 1994, 1995, and 1996, respectively.

4.  INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                              1994     1995      1996
                                                              ----     ----     ------
                                                                   (IN THOUSANDS)
        Domestic............................................  $  5     $  9     $2,186
        Foreign.............................................   228      242        237
                                                              ----     ----     ------
                                                              $233     $251     $2,423
                                                              ====     ====     ======

     The components of the provision for income taxes are as follows:

                                                              1994     1995      1996
                                                              ----     ----     ------
                                                                   (IN THOUSANDS)
        Currently payable:
          Federal...........................................  $ 62     $(11)    $  895
          State.............................................     7       (1)       105
          Foreign...........................................    77       85         84
                                                              ----     ----     ------
                                                               146       73      1,084
                                                              ----     ----     ------

        Net deferred (prepaid):
          Federal...........................................   (53)      28        (71)
          State.............................................    (6)       3         (8)
                                                              ----     ----     ------
                                                               (59)      31        (79)
                                                              ----     ----     ------
                                                              $ 87     $104     $1,005
                                                              ====     ====     ======

                           THERMO VISION CORPORATION

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                                   1994     1995      1996
                                                                   ----     ----     ------
                                                                        (IN THOUSANDS)
    Provision for income taxes at statutory rate.................  $79      $ 85     $  824
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit.................    1         1         64
      Foreign tax rate differential..............................   (1)        3          3
      Tax benefit of foreign sales corporation...................   --        (2)        (5)
      Amortization of cost in excess of net assets of acquired
         companies...............................................    8        16         80
      Nondeductible expenses and other...........................   --         1         39
                                                                   ---      ----     ------
                                                                   $87      $104     $1,005
                                                                   ===      ====     ======

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                      1995      1996
                                                                      ----     ------
                                                                      (IN THOUSANDS)
        Prepaid income taxes:
          Reserves and other accruals...............................  $ 47     $  229
          Inventory basis difference................................   347        713
          Accrued compensation......................................    22        136
          Other, net................................................    --         97
                                                                      ----     ------
                                                                      $416     $1,175
                                                                      ====     ======
        Deferred income taxes:
          Fixed assets..............................................  $ 20     $   20
          Intangible assets.........................................    25         25
                                                                      ----     ------
                                                                      $ 45     $   45
                                                                      ====     ======

     A provision has not been made for U.S. or additional foreign taxes on $707,000 of undistributed earnings of the Company's foreign subsidiary that could be subject to taxation if remitted to the U.S. because the Company plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

5.  COMMITMENTS

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $20,000; $120,000; and $438,000 in 1994, 1995, and 1996, respectively. Future minimum payments due under noncancellable operating leases at December 28, 1996, are $450,000 in 1997; $165,000 in 1998; $129,000 in 1999; $120,000 in 2000; $120,000 in 2001; and
$631,000 in 2002; and thereafter. Total future minimum lease payments are $1,615,000. The Company also has operating lease arrangements with related parties as discussed in Note 6.

                           THERMO VISION CORPORATION

6.  RELATED-PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.25% and 1.20% of the Company's revenues in 1994 and 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $53,000; $72,000; and $304,000 in 1994, 1995, and 1996, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

  Operating Leases

     In addition to the operating leases described in Note 5, the Company leases certain office and manufacturing space on a monthly basis from Thermo Optek and Thermo Instrument. Prior to January 1, 1997, rent expense under these arrangements was determined as the Company's allocated share of total occupancy expenses. Effective for 1997, the rent expense is $308,000. The accompanying statement of income includes expenses from these arrangements of $46,000; $91,000; and $297,000 in 1994, 1995, and 1996, respectively.

  Short-term Obligation

     Note payable in the accompanying balance sheet represents short-term bank borrowings at the Company's foreign subsidiary of $650,000 and $866,000 at year-end 1995 and 1996, respectively. The Company has an arrangement under which it may borrow on a bank line of credit arrangement held by Thermo Optek. The weighted average interest rate for these borrowings was 6.50% and 6.75% at year-end 1995 and 1996, respectively. Availability to the Company under this line of credit totaled $1,659,000 as of December 28, 1996.

  Distribution Agreement with LOT

     The Company has a distribution agreement with LOT which allows LOT to be Oriel's primary distributor in certain parts of Europe. Sales to LOT included in the accompanying 1996 statement of income were $1,952,000. Accounts receivable in the accompanying 1996 balance sheet includes $442,000 due from LOT.

  Trademark License and Royalty Agreement

     In September 1996, the Company agreed to license the use of a trademark to Andor in exchange for a fee equal to the greater of 3.3% of the net sales revenue, as defined, from sales of products sold under the trade name, or 10,000 British pounds sterling. The accompanying 1996 statement of income includes revenues of $15,000 recorded under this agreement.

                           THERMO VISION CORPORATION

  Contract Research and Development

     In 1994, 1995, and 1996, the Company recorded revenues of $24,000; $418,000; and $188,000, respectively, from Thermo Optek for contract research and development services related to components used in certain products manufactured by Thermo Optek.

  Other Related-party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Instrument. Sales of products to such affiliated companies totaled $1,290,000; $2,514,000; and $1,786,000 in 1994, 1995, and 1996, respectively. Purchases of products from such affiliated companies totaled $211,000; $1,465,000; and $971,000 in 1994, 1995, and 1996,
respectively.

7.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: designing, manufacturing, and marketing photonics products. The following table shows data for the Company by geographical area.

                                                                   1994       1995        1996
                                                                  -------    -------    --------
                                                                          (IN THOUSANDS)
Revenues:
  United States.................................................  $ 2,892    $ 4,453    $ 28,780
  United Kingdom................................................    1,350      1,573       1,654
                                                                   ------     ------     -------
                                                                  $ 4,242    $ 6,026    $ 30,434
                                                                   ======     ======     =======
Income before provision for income taxes:
  United States(a)..............................................  $    50    $    59    $  2,247
  United Kingdom................................................      211        223         220
                                                                   ------     ------     -------
  Operating income..............................................      261        282       2,467
  Interest expense..............................................       28         31          44
                                                                   ------     ------     -------
                                                                  $   233    $   251    $  2,423
                                                                   ======     ======     =======
Identifiable assets:
  United States.................................................  $ 5,585    $ 5,476    $ 26,429
  United Kingdom................................................    1,191      1,302       1,933
                                                                   ------     ------     -------
                                                                  $ 6,776    $ 6,778    $ 28,362
                                                                   ======     ======     =======
Export revenues included in United States revenues above(b):
  Europe........................................................  $   154    $   140    $  5,053
  Other.........................................................      201        145       4,434
                                                                   ------     ------     -------
                                                                  $   355    $   285    $  9,487
                                                                   ======     ======     =======

---------------
(a) Includes corporate general and administrative expenses.

(b) In general, export sales are denominated in U.S. dollars.

                           THERMO VISION CORPORATION

8.  SUBSEQUENT EVENTS

  Acquisitions

     In August 1997, the Company acquired Hilger from Thermo Optek for the assumption of the short-term obligation discussed in Note 6. Because the Company and Hilger were deemed for accounting purposes to be under control of their common owner, Thermo Optek, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, all historical information presented includes the results of operations of Hilger since 1993, the year in which it was acquired by Thermo Optek.

     In July 1997, the Company acquired the assets of Centronic, Inc. ("Centronic"), a manufacturer of silicon photodiodes, for $3,800,000 in cash. The acquisition was accounted for using the purchase method of accounting, and the cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,307,000, which is being amortized over 40 years. To finance this acquisition, the Company borrowed $3,800,000 from Thermo Electron pursuant to a promissory note due July 2000, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     In February 1997, the Company acquired all the outstanding stock of Laser Science, Inc. ("LSI") for $3,600,000 in cash. LSI is a manufacturer of nitrogen and tunable dye lasers as well as pulsed CO(2) lasers for industry, medicine, education, and defense. The acquisition was accounted for using the purchase method of accounting, and the cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,836,000, which is being amortized over 40 years. To finance this acquisition, the Company borrowed $3,600,000 from Thermo Optek. In addition, the Company borrowed an additional $347,000 from Thermo Optek to fund certain property additions made in connection with the acquisition of LSI. These borrowings were made through the issuance of promissory notes due February 2000, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of September 27, 1997, the interest rate on the promissory notes was 5.87%.

  Stock Split

     In August 1997, the Company declared and effected a 4,845-for-1 stock split in the form of a stock dividend. In November 1997, the Company declared and effected an approximate 7-for-5 stock split in the form of a stock dividend. All share and per share information has been restated to reflect these stock splits.

  Stock-based Compensation Plans

     In November 1997, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of stock and stock-based awards, as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted generally vest and become immediately exercisable on the sixth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but will be subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally will be deemed to have lapsed ratably over a five-year period after the first anniversary of the grant date. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. As of November 14, 1997, no options have been granted under this plan. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Instrument.

                           THERMO VISION CORPORATION

  Reserved Shares

     As of November 14, 1997, the Company has reserved 725,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

9.  UNAUDITED QUARTERLY INFORMATION
    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                        1996                             FIRST(a)     SECOND      THIRD      FOURTH
-----------------------------------------------------    --------     ------     -------     ------
Revenues.............................................     $5,237      $8,931      $8,201     $8,065
Gross profit.........................................      2,221       3,904       3,580      3,663
Net income...........................................        201         480         368        369
Earnings per share...................................        .03         .07         .05        .05

                        1997                             FIRST(b)     SECOND     THIRD(c)
-----------------------------------------------------    --------     ------     -------
Revenues.............................................     $8,585      $9,225     $10,635
Gross profit.........................................      3,759       4,089       4,806
Net income...........................................        528         566         608
Earnings per share...................................        .08         .08         .09

---------------

(a) Reflects the February 1996 acquisitions of Corion and Oriel.

(b) Reflects the February 1997 acquisition of LSI.

(c) Reflects the July 1997 acquisition of Centronic.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Oriel Corporation:

     We have audited the accompanying consolidated balance sheet of Oriel Corporation (a Delaware corporation) and subsidiaries as of September 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Oriel Corporation and subsidiaries as of September 30, 1995, and the results of their operations and their cash flows for the two-year period then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
November 1, 1995

                       ORIEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    FISCAL YEAR ENDED         THREE MONTHS ENDED
                                                      SEPTEMBER 30,              DECEMBER 31,
                                                -------------------------   -----------------------
                                                   1994          1995          1994         1995
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Net sales.....................................  $16,206,925   $18,783,394   $3,991,662   $4,816,148
Cost of goods sold............................    8,599,976     9,815,116    2,034,847    2,604,822
                                                -----------   -----------   ----------   ----------
  Gross profit................................    7,606,949     8,968,278    1,956,815    2,211,326
Expenses:
  Selling, general, and administrative........    4,735,509     4,960,236    1,251,373    1,317,695
  Research and development....................    2,037,168     2,706,932      674,549      770,541
                                                -----------   -----------   ----------   ----------
     Income from operations...................      834,272     1,301,110       30,893      123,090
Other Expense:
  Interest Expense, Net.......................       51,640        41,753          853       10,937
  Other, Net..................................       44,296       136,408       14,216       20,344
                                                -----------   -----------   ----------   ----------
Income Before Provision for Income Taxes and
  Minority Interest in Net Earnings (Loss) of
  Equity Investee.............................      738,336     1,122,949       15,824       91,809
Provision for Income Taxes....................      368,000       328,000        9,705       25,904
                                                -----------   -----------   ----------   ----------
Income Before Minority Interest in Net
  Earnings (Loss) of Equity Investee..........      370,336       794,949        6,119       65,905
Minority Interest in Net Earnings (Loss) of
  Equity Investee.............................           --        60,654       (3,288)      25,366
                                                -----------   -----------   ----------   ----------
Net Income....................................  $   370,336   $   734,295   $    9,407   $   40,539
                                                ===========   ===========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                            DECEMBER
                                                                                               31,
                                                                          SEPTEMBER 30,       1995
                                                                              1995         -----------
                                                                          -------------    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............................................  $   271,874     $   535,431
  Accounts receivable, net of allowance for doubtful accounts of
    approximately $77,000................................................    3,755,180       3,166,208
  Inventories............................................................    4,294,761       4,589,359
  Prepaid expenses.......................................................      107,913          72,751
  Deferred income taxes..................................................      235,000         235,000
                                                                           -----------     -----------
         Total current assets............................................    8,664,728       8,598,749
                                                                           -----------     -----------
Property, Plant, and Equipment, at Cost:
  Machinery and equipment................................................    2,494,728       2,632,547
  Furniture and fixtures.................................................    1,051,817       1,059,274
  Leasehold improvements.................................................      493,343         493,343
                                                                           -----------     -----------
                                                                             4,039,888       4,185,164
    Less: Accumulated depreciation and amortization......................   (2,624,379)     (2,761,542)
                                                                           -----------     -----------
                                                                             1,415,509       1,423,622
                                                                           -----------     -----------
Other Assets:
  Investments............................................................      500,000         500,000
  Catalogue costs........................................................      212,853         180,504
  Goodwill...............................................................      120,763         117,163
  Other..................................................................       40,783          54,341
                                                                           -----------     -----------
                                                                               874,399         852,008
                                                                           -----------     -----------
                                                                           $10,954,636     $10,874,379
                                                                           ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit.........................................................  $   480,915     $   429,749
  Accounts payable.......................................................    1,607,384       1,571,061
  Accrued liabilities....................................................      238,229         355,645
  Accrued employee benefits..............................................      466,497         394,762
  Income taxes payable...................................................       92,750              --
                                                                           -----------     -----------
         Total current liabilities.......................................    2,885,775       2,751,217
                                                                           -----------     -----------
Benefits Payable.........................................................       52,282          52,282
                                                                           -----------     -----------
Deferred Income Taxes....................................................       41,000          41,000
                                                                           -----------     -----------
Minority Interest in Net Assets of Equity Investee.......................      267,674         293,040
                                                                           -----------     -----------
Commitments and Contingencies (Notes 1, 7, and 8)
Stockholders' Equity:
  Common stock, $.01 par value, 5,000,000 shares authorized; 3,419,643
    shares issued........................................................       34,197          34,197
  Additional paid-in capital.............................................    4,945,931       4,945,931
  Retained earnings......................................................    2,933,617       2,974,156
  Cumulative translation adjustment......................................        3,937          (7,667)
  Treasury stock, at cost................................................     (209,777)       (209,777)
                                                                           -----------     -----------
                                                                             7,707,905       7,736,840
                                                                           -----------     -----------
                                                                           $10,954,636     $10,874,379
                                                                           ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     FISCAL YEAR ENDED        THREE MONTHS ENDED
                                                       SEPTEMBER 30,             DECEMBER 31,
                                                  ------------------------   ---------------------
                                                     1994          1995        1994        1995
                                                  -----------   ----------   ---------   ---------
                                                                                  (UNAUDITED)
Cash Flows from Operating Activities:
  Net income....................................  $   370,336   $  734,295   $   9,407   $  40,539
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..............      823,206    1,052,906     281,427     209,576
     Deferred income taxes......................      (55,000)      (4,000)         --          --
     Minority interest in net earnings (loss) of
       Equity Investee..........................           --       60,654      (3,288)     25,366
     Change in assets and liabilities, net of
       acquisition:
       Accounts receivable......................       58,158     (747,774)    472,525     588,972
       Inventories..............................     (119,437)    (238,453)   (197,149)   (294,598)
       Prepaid expense and other current
          assets................................       15,460      (39,751)     31,941      35,162
       Catalogue costs..........................     (134,876)    (440,596)   (191,720)    (36,464)
       Other assets.............................        9,208       10,137      12,673     (13,558)
       Accounts payable and accrued
          liabilities...........................       72,446       (5,373)   (356,375)      9,358
       Income taxes payable.....................      135,216      (84,291)         --     (92,750)
       Other liabilities........................       (9,564)     (44,473)         --          --
                                                  -----------    ---------   ---------   ---------
          Net cash provided by operating
            activities..........................    1,165,153      253,281      59,441     471,603
                                                  -----------    ---------   ---------   ---------
Cash Flows from Investing Activities:
  Purchase of property, plant, and equipment....     (408,137)    (711,360)   (220,949)   (145,276)
  Equity investment (Note 1)....................       (7,776)          --          --          --
                                                  -----------    ---------   ---------   ---------
          Net cash used in investing
            activities..........................     (415,913)    (711,360)   (220,949)   (145,276)
                                                  -----------    ---------   ---------   ---------
Cash Flows from Financing Activities:
  Net borrowings (repayments) on line of
     credit.....................................   (1,500,000)     480,915          --     (51,166)
  Cumulative translation adjustment.............           --        3,937      (3,171)    (11,604)
                                                  -----------    ---------   ---------   ---------
          Net cash provided by (used in)
            financing activities................   (1,500,000)     484,852      (3,171)    (62,770)
                                                  -----------    ---------   ---------   ---------
Net Increase (Decrease) in Cash and Cash
  Equivalents...................................     (750,760)      26,773    (164,679)    263,557
Cash and Cash Equivalents, beginning of
  period........................................      995,861      245,101     245,101     271,874
                                                  -----------    ---------   ---------   ---------
Cash and Cash Equivalents, end of period........  $   245,101   $  271,874   $  80,422   $ 535,431
                                                  ===========    =========   =========   =========
Supplemental Disclosure:
  Cash paid during the period for:
     Interest...................................  $    59,242   $   46,958   $      --   $      --
                                                  ===========    =========   =========   =========
     Income taxes...............................  $   338,778   $  390,469   $ 124,228   $ 125,204
                                                  ===========    =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                   COMMON STOCK       ADDITIONAL                CUMULATIVE      TREASURY STOCK          TOTAL
                                -------------------    PAID-IN      RETAINED    TRANSLATION  --------------------   STOCKHOLDERS'
                                 SHARES     AMOUNT     CAPITAL      EARNINGS    ADJUSTMENT    SHARES     AMOUNT        EQUITY
                                ---------   -------   ----------   ----------   ----------   --------   ---------   -------------
Balance, September 30, 1993...  3,419,643   $34,197   $4,945,931   $1,828,986    $      --   (104,000)  $(209,777)   $ 6,599,337
  Net income..................         --        --           --      370,336           --         --          --        370,336
                                ---------   -------   ----------   ----------    ---------   --------   ---------    -----------
Balance, September 30, 1994...  3,419,643    34,197    4,945,931    2,199,322           --   (104,000)   (209,777)     6,969,673
  Net income..................         --        --           --      734,295           --         --          --        734,295
  Translation adjustment......         --        --           --           --        3,937         --          --          3,937
                                ---------   -------   ----------   ----------    ---------   --------   ---------    -----------
Balance, September 30, 1995...  3,419,643    34,197    4,945,931    2,933,617        3,937   (104,000)   (209,777)     7,707,905
                                                                   (UNAUDITED)
  Net income..................         --        --           --       40,539           --         --          --         40,539
  Translation adjustment......         --        --           --           --      (11,604)        --          --        (11,604)
                                ---------   -------   ----------   ----------    ---------   --------   ---------    -----------
Balance, December 31, 1995....  3,419,643   $34,197   $4,945,931   $2,974,156    $  (7,667)  (104,000)  $(209,777)   $ 7,736,840
                                =========   =======   ==========   ==========    =========   ========   =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business and Acquisition

     Oriel Corporation (the "Company") designs, manufactures, and distributes precision products, light sources, monochromators, detection systems, and optics for use in laser and medical research.

     On September 27, 1994, the Company increased its holdings in Andor Technology Limited ("Andor") from 25% to 51.25% (the "Acquisition") through the purchase of newly issued shares of Andor for a commitment to fund $300,000 over the following 27 months. As of September 30, 1995, $100,000 had been paid related to this commitment. The Acquisition was accounted for as a purchase with the excess of the acquisition cost over the fair value of Andor's net assets ($131,303) assigned to goodwill. Goodwill will be amortized over an estimated ten year life.

     The Company purchases one of its product lines from Andor. During fiscal 1994 and 1995, the Company purchased approximately $539,000 and $1,458,000, respectively, from Andor.

  Accounting Pronouncements

     In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," which extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. If estimating fair value is not practicable, this Statement requires disclosure of descriptive information pertinent to estimating the value of a financial instrument. This Statement is effective for fiscal 1996. There will be no impact on the Company's financial position or results of operations as the standard relates to footnote disclosure only.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which established criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in fiscal 1997. The Company has yet to consider adoption of this standard, however, it is not expected to have a material impact on the Company's financial position or results of operations.

     In October 1995, the FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new method will have to make pro forma disclosures of net income as if the fair value based method of accounting required by SFAS No. 123 had been applied. The pro forma disclosures are required for fiscal 1996. The fair value-based method of accounting, if adopted by the Company, is effective for fiscal year 1997. The Company does not expect this standard to have a material impact on the Company's financial position or results of operations because the Company intends to only make pro forma disclosures to comply with this pronouncement.

  Consolidation

     The accompanying consolidated financial statements include the accounts of the Company, Oriel Foreign Sales Corporation, and Andor (since the Acquisition). All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest reflected in the consolidated balance sheet represents the 48.75% of Andor which is owned by third parties.

  Cash Equivalents

     The Company considers all instruments with a maturity of three months or less to be cash equivalents.

                       ORIEL CORPORATION AND SUBSIDIARIES

  Inventories

     The Company values its inventory at the lower of cost, using the first-in, first-out method ("FIFO"), or market.

  Property and Equipment

     Property and equipment is recorded at cost and is depreciated, using the straight-line method, over estimated useful lives of 3 to 8 years or, in the case of leasehold improvements, over the shorter of the assets' useful life or the term of the related lease.

  Investments

     The Company maintains a 10% ownership interest in LOT Holdings GmbH ("LOT"). The carrying amount of the investment, which is being accounted for under the cost method, is $500,000 in the accompanying balance sheet.

     The Company has entered into a distribution agreement with LOT which allows LOT to be the Company's primary distributor in certain parts of Europe. Sales to LOT for fiscal 1994 and 1995 were approximately $1,989,000 and $2,963,000, respectively. The Company pays commissions to LOT on these sales and had commissions payable of approximately $2,000 as of September 30, 1995, which is included in the accompanying consolidated balance sheet. As of September 30, 1995, the Company had approximately $549,000 due from LOT for purchases from the Company which are included in accounts receivable in the accompanying consolidated balance sheet.

  Catalogue Costs

     Costs associated with the Company's sales catalogues are deferred and amortized on a straight line basis over the estimated useful life of the catalogues of between one and one-and-a-half years.

  Benefits Payable

     The Company provides certain medical and dental benefits for two previous employees and their dependents. The estimated cost of such benefits is accrued and reflected as deferred benefits payable in the accompanying consolidated balance sheet.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade receivables. The Company holds principally all of its cash and cash equivalents in one bank. Other than amounts due from LOT described above, concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, which primarily includes numerous universities and research and development ventures in countries worldwide. The Company requires certain international customers to furnish letters of credit. Management does not believe significant concentrations of credit risk other than those due from LOT existed at September 30, 1995.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the

                       ORIEL CORPORATION AND SUBSIDIARIES
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The financial statements for the three-month periods ended December 31, 1994, and 1995 are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three month period ended December 31, 1995, are not necessarily indicative of the results to be expected for the entire year.

2.  COMMON STOCK SUBJECT TO ISSUANCE

     In connection with the 1994 acquisition of Andor stock (see Note 1), the Company entered into an agreement with Andor whereby the remaining 48.25% of outstanding stock of Andor would be converted into common stock of the Company. The percentage of outstanding Company stock to be issued to Andor stockholders in connection with this agreement would be based on the 1997 net revenue of Andor, as defined, and would range from 10% to 60% based on net sales of $3,000,000 to $15,000,000, respectively. This agreement was cancelled in connection with the acquisition of the Company described in Note 8.

3.  LINE OF CREDIT

     In January 1995, the Company renegotiated its line of credit. Available borrowings under the new agreement are limited to the lesser of (a) $2,000,000 or (b) 80% of eligible accounts receivable and the lesser of 25% of the value of eligible inventory up to a maximum of $700,000. All outstanding borrowings bear interest at prime. This line of credit expires on February 28, 1997. The use of proceeds is for working capital purposes.

     The Company is prohibited from merging or consolidating with or into any other company nor can the Company purchase a material portion of any other company. Since the Company has signed a letter of intent to be acquired by another business and intends on completing this sale or another sale should this transaction not be completed (see Note 8), the Company expects to be in default of this covenant. As such, the outstanding borrowings against this line of credit have been classified as currently payable in the accompanying balance sheet.

     The loan agreement also contains certain financial covenants which must be met quarterly. In addition, the line of credit agreement contains a provision whereby outstanding borrowings can be deemed to be currently due and payable if the Company experiences a material adverse change, as defined, in its business operations.

     The line of credit is secured by a first priority security interest on all assets of the Company and all letters of credit. As of September 30, 1995, the Company had outstanding borrowings of $480,915 against this line of credit.

4.  INCOME TAXES

     The Company follows SFAS No. 109, "Accounting for Income Taxes," under which the Company uses an asset and liability approach to recognize deferred tax assets and liabilities for the future tax consequences of items that have already been recognized in its financial statements and tax returns.

                       ORIEL CORPORATION AND SUBSIDIARIES

     The provision for income taxes for fiscal 1994 and 1995 is as follows:

                                                                   1994         1995
                                                                 --------     --------
        Current:
          Federal..............................................  $363,000     $297,000
          State................................................    60,000       35,000
                                                                 --------     --------
                                                                  423,000      332,000
        Deferred:
          Federal..............................................   (50,000)      (3,000)
          State................................................    (5,000)      (1,000)
                                                                 --------     --------
                                                                 $368,000     $328,000
                                                                 ========     ========

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                                       1994         1995
                                                                     --------     --------
    Provision for income taxes at statutory rate...................  $251,000     $382,000
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit...................    36,000       23,000
      Foreign tax rate differential................................    19,000       11,000
      Tax benefit of foreign sales corporation.....................    (6,000)     (20,000)
      Other reserves and credits...................................    32,000      (78,000)
      Amortization of cost in excess of net assets of acquired
         companies.................................................    32,000           --
      Nondeductible expenses.......................................     4,000       10,000
                                                                     --------     --------
                                                                     $368,000     $328,000
                                                                     ========     ========

     The appropriate tax effect of the temporary difference giving rise to the Company's deferred tax assets and liabilities at September 30, 1995, result primarily from allowances for doubtful accounts, inventory items, accrued warranty, accrued vacation, deferred compensation, and different book and tax treatments of depreciation. As of September 30, 1995, the Company had aggregate deferred tax assets of $299,000, which was partially offset by a valuation allowance of $27,000, and aggregate deferred tax liabilities of $78,000.

     The Company also has foreign tax credit carryforwards of approximately $19,000 at September 30, 1995, which are available to reduce future taxes on foreign source income, if any, and which expire through 1996.

5.  STOCK OPTION PLAN

     The Company has established an employee Stock Option Plan which authorizes the granting of options to purchase up to 450,000 shares of the Company's common stock. Options are granted for a term of ten years, and are generally exercisable at the rate of 2% per month commencing at the date of grant. Additionally, a resolution was passed whereby all issued options are exercisable in conjunction with any sale of the Company (see Note 8).

                       ORIEL CORPORATION AND SUBSIDIARIES

     Information with respect to outstanding stock options is as follows:

                                                                             EXERCISE
                                                                SHARES        PRICE
                                                                -------     ----------
        September 30, 1993....................................  222,500     $2.00-2.12
          Canceled............................................  (12,500)     2.00-2.12
                                                                -------     ----------
        September 30, 1994....................................  210,000      2.00-2.12
          Issued..............................................  148,000      2.00-2.12
                                                                -------     ----------
        September 30, 1995....................................  358,000     $2.00-2.12
                                                                =======     ==========

6.  PROFIT SHARING PLAN

     The Company has a profit sharing plan which was established for all full-time U.S. employees and which provides for discretionary Company contributions. Included in the accompanying statements of operations is approximately $120,000 and $125,000 related to the Company's discretionary contributions for fiscal 1994 and 1995, respectively.

7.  COMMITMENTS

     The Company leases offices and plant and equipment for various periods through 2000. The approximate minimum annual rental commitments for the next five years and thereafter are as follows:

                                   FISCAL YEAR
            ----------------------------------------------------------
            1996......................................................  $333,000
            1997......................................................   317,000
            1998......................................................   118,000
            1999......................................................    16,000
            2000......................................................    16,000
                                                                        --------
                                                                        $800,000
                                                                        ========

     Rent expense for fiscal 1994 and 1995 was approximately $290,000 and $342,000, respectively.

8.  SUBSEQUENT EVENT

     On February 20, 1996, all of the outstanding capital stock of the Company was acquired by Thermo Vision Corporation, a wholly owned subsidiary of Thermo Optek Corporation, for $11,798,000 in cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Corion Corporation:

     We have audited the accompanying balance sheet of Corion Corporation as of December 31, 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for 1995 and the period from January 1, 1996, through February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corion Corporation as of December 31, 1995, and its results of operations and cash flows for 1995 and the period from January 1, 1996, through February 29, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 12, 1996

                               CORION CORPORATION

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                  JANUARY 1, 1996
                                                                                      THROUGH
                                                                        1995     FEBRUARY 29, 1996
                                                                       -------   -----------------
Net sales (Note 9)...................................................  $ 8,546         $ 968
Cost of goods sold...................................................   (6,679)         (506)
                                                                       -------         -----
  Gross profit.......................................................    1,867           462
Selling, general, and administrative expense.........................    1,751           308
Research and development expense.....................................      415            83
                                                                       -------         -----
  Income (loss) from operations......................................     (299)           71
Interest Income......................................................        7             3
Interest Expense.....................................................     (319)          (46)
Other Expense, Net...................................................      (34)           --
                                                                       -------         -----
Net Income (Loss)....................................................  $  (645)        $  28
                                                                       =======         =====

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       1995
                                                                                      -------
                                           ASSETS
Current Assets:
  Cash and cash equivalents.........................................................  $   479
  Trade accounts receivable, less allowance for doubtful accounts of $50............    1,157
  Other receivables.................................................................      101
  Inventories.......................................................................    1,204
  Other current assets..............................................................      164
                                                                                       ------
                                                                                        3,105
                                                                                       ------
Property and Equipment..............................................................    5,216
  Less: Accumulated depreciation....................................................    3,714
                                                                                       ------
                                                                                        1,502
                                                                                       ------
                                                                                      $ 4,607
                                                                                       ======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note payable......................................................................  $ 1,616
  Accounts payable..................................................................      403
  Accrued expenses..................................................................      366
                                                                                       ------
                                                                                        2,385
                                                                                       ------
Long-term Note Payable..............................................................    1,000
                                                                                       ------
Commitments (Notes 5 and 7)
Stockholders' Equity (Notes 6 and 7):
  Class A voting common stock, $1.00 par value, 1,000,000 shares authorized; 494,570
     shares issued and outstanding..................................................      495
  Class B nonvoting common stock, $.10 par value, 3,000,000 shares authorized;
     1,483,710 shares issued and outstanding........................................      148
  Retained earnings.................................................................      579
                                                                                       ------
                                                                                        1,222
                                                                                       ------
                                                                                      $ 4,607
                                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 JANUARY 1, 1996
                                                                                     THROUGH
                                                                        1995    FEBRUARY 29, 1996
                                                                        -----   -----------------
Cash Flows from Operating Activities:
  Net income (loss)...................................................  $(645)        $  28
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization....................................    369            60
     Provision for doubtful accounts..................................     52            --
     Loss on sale of property and equipment...........................      2            --
     Changes in assets and liabilities:
       Trade accounts receivable......................................    419           407
       Inventories....................................................    894          (168)
       Other current assets...........................................     20           (15)
       Accounts payable...............................................   (438)         (101)
       Accrued expenses...............................................     98          (113)
                                                                        -----         -----
          Net cash provided by operating activities...................    771            98
                                                                        -----         -----
Cash Flows from Investing Activities:
  Additions to property and equipment.................................    (40)           (8)
  Proceeds from sale of property and equipment........................      1            --
                                                                        -----         -----
          Net cash used in investing activities.......................    (39)           (8)
                                                                        -----         -----
Cash Flows from Financing Activities:
  Repayments of notes payable.........................................   (480)          (89)
                                                                        -----         -----
          Net cash used in financing activities.......................   (480)          (89)
                                                                        -----         -----
Net Increase in Cash and Cash Equivalents.............................    252             1
Cash and Cash Equivalents at Beginning of Period......................    227           479
                                                                        -----         -----
Cash and Cash Equivalents at End of Period............................  $ 479         $ 480
                                                                        =====         =====
Supplemental Disclosure:
  Cash paid during the period for:
     Interest.........................................................  $ 310         $  59
                                                                        =====         =====
     Income taxes.....................................................  $   9         $  --
                                                                        =====         =====

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                         COMMON STOCK                          TOTAL
                                                      -------------------     RETAINED     STOCKHOLDERS'
                                                      CLASS A     CLASS B     EARNINGS        EQUITY
                                                      -------     -------     --------     -------------
Balance December 31, 1994...........................   $ 495       $ 148       $1,224         $ 1,867
  Net loss..........................................      --          --         (645)           (645)
                                                        ----        ----       ------          ------
Balance December 31, 1995...........................     495         148          579           1,222
  Net income........................................      --          --           28              28
                                                        ----        ----       ------          ------
Balance February 29, 1996...........................   $ 495       $ 148       $  607         $ 1,250
                                                        ====        ====       ======          ======

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Corion Corporation (the "Company") is engaged in the manufacturing and marketing of optical filters and other coated optical products.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all short-term investments with an original maturity date of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out ("FIFO") method.

  Property and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

  Income Taxes

     The Company is an S corporation for federal tax reporting purposes. Under the applicable S corporation provisions, the Company does not incur federal income taxes at the corporate level as such taxes are an obligation of the stockholders. The Company does provide for state income taxes as necessary.

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               CORION CORPORATION

2.  INVENTORIES

     Inventories consist of:

                                                                              1995
                                                                         --------------
                                                                         (IN THOUSANDS)
        Raw materials..................................................      $  182
        Work in process................................................         626
        Finished goods.................................................         396
                                                                              -----
                                                                             $1,204
                                                                              =====

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                                                 ESTIMATED
                                                                                USEFUL LIVES
                                                                  1995          ------------
                                                             --------------
                                                             (IN THOUSANDS)
        Machinery and equipment............................      $4,860           4-12 years
        Furniture and fixtures.............................         152              5 years
        Leasehold improvements.............................         204              4 years
                                                                 ------
                                                                 $5,216
                                                                 ======

4.  NOTES PAYABLE

     Notes payable consists of the following:

                                                                                  1995
                                                                             --------------
                                                                             (IN THOUSANDS)
    Note payable to bank with interest at the corporate base rate plus 1%
      (9.50% at December 31, 1995), secured by all assets of the Company...      $1,616
    Subordinated notes payable to stockholders, interest at 15%, payable
      semiannually, principal payable in full on January 1, 2002...........       1,000
                                                                                 ------
         Total notes payable...............................................       2,616
    Less currently payable.................................................       1,616
                                                                                 ------
         Long-term notes payable...........................................      $1,000
                                                                                 ======

     The $1,616,000 note payable, which is contractually based on monthly payments of principal and interest, requires the maintenance of certain minimum levels of working capital and net worth and includes other covenants which, among other items, restrict the Company's ability to borrow, pay dividends, and make investments. At February 29, 1996, the Company was not in compliance with certain of such covenants and had not obtained waivers from the lending bank. However, this note was repaid in connection with the February 29, 1996, sale of substantially all of the assets and certain liabilities of the Company, as described in Note 10. Accordingly, this note payable is classified as a current liability in the accompanying balance sheet.

5.  LEASE COMMITMENTS

     The Company leases its building from a trust, the primary beneficiaries of which include certain principal stockholders and officers of the Company. The building is leased under a rental agreement which expires on November 1, 1999. The agreement provides for adjustments upwards on certain dates by a factor equal to the change in the Consumer Price Index from August 1, 1984, to each of the adjustment dates. The Company also

                               CORION CORPORATION
leases vehicles and office equipment under leases expiring at various dates through February 1998. Minimum lease commitments under all operating leases are as follows:

                                                                     (IN THOUSANDS)
            1996...................................................      $  283
            1997...................................................         283
            1998...................................................         278
            1999...................................................         230
                                                                         ------
                      Total........................................      $1,074
                                                                         ======

     Rent expense under operating leases amounted to $305,000 and $50,000 for 1995 and the period from January 1, 1996, through February 29, 1996, respectively. Of these amounts, approximately $271,000 and $45,000 was paid to the trust in 1995 and the period from January 1, 1996, through February 29, 1996, respectively.

6.  STOCKHOLDERS' EQUITY

  Stock Option Plan

     On November 9, 1989, the board of directors approved the 1989 Stock Option Plan (the "Plan"), which provides that key employees may be granted nonqualified stock options, enabling them to purchase shares of the Company's stock at a price not less than 80% of the fair market value of the stock on the date of grant. Subsequently, on May 20, 1992, and on October 27, 1993, the board amended the Plan to increase the total number of shares which may be issued under the Plan to 16,500 shares of Class A common stock and 49,500 shares of Class B common stock, and to allow the administrative committee to determine at the time of grant to make the options exercisable over various periods from the date of grant including immediately upon the date of grant. A summary of the Company's stock option information as of December 31, 1995, is as follows:

                                                    CLASS OF     NUMBER OF   RANGE OF OPTION
                                                  COMMON STOCK    SHARES     PRICES PER SHARE
                                                  ------------   ---------   ----------------
        Outstanding.............................     A              7,500      $ .82 - 1.58
        Exercisable.............................     A              7,500        .82 - 1.58
        Outstanding.............................     B             36,500        .78 - 1.58
        Exercisable.............................     B             22,500        .78 - 1.58

     Data concerning outstanding and exercisable options as of February 29, 1996, is not materially different from the data presented for December 31, 1995.

7.  COMMON STOCK PURCHASE AGREEMENTS

     The Company has entered into stock purchase agreements with various officers of the Company which state that in the event of the officer's death, the Company will purchase all outstanding shares of common stock owned by the officer tendered by his legal representative. The purchase price has been established at 1.075 times the adjusted net book value of such shares as shown on the balance sheet of the Company as of the last day of the calendar quarter immediately preceding the individual's death.

8.  PROFIT-SHARING AND SAVINGS PLAN

     The Company has a profit-sharing and savings plan covering substantially all employees who have met eligibility requirements. The Company may contribute any amount as determined by the board of directors under the profit-sharing plan. In addition, to encourage employee saving, the Company had adopted a practice of matching employee contributions up to $400 per plan year. Total profit-sharing plan expenses, including

                               CORION CORPORATION
administrative expenses and matching and discretionary grants for 1995 and the period from January 1, 1996, through February 29, 1996, were $29,000 and $5,000, respectively.

9.  SIGNIFICANT CUSTOMERS

     Net sales from government related contracts were approximately 33% of total net sales in 1995 and were less than 10% of total net sales in the period from January 1, 1996, through February 29, 1996. In addition, one commercial customer accounted for approximately 11% of total net sales in the period from January 1, 1996, through February 29, 1996.

10.  SUBSEQUENT EVENT

     On February 29, 1996, the Company was sold to Thermo Vision Corporation.

                           THERMO VISION CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 28, 1996
                                  (UNAUDITED)

     In February 1996, Thermo Vision Corporation ("the Company") acquired Oriel Corporation ("Oriel"), a manufacturer and distributor of photonics components and instruments, for $11.8 million in cash, and Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5.1 million in cash. These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from the respective dates of acquisition.

     The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the year ended December 28, 1996, as if the acquisitions of Oriel and Corion had occurred on January 1, 1996. Oriel and Corion's historical statements of income represent their results for the period from January 1, 1996, through February 20, 1996, and February 29, 1996, the respective dates of acquisition by the Company. Oriel's historical statement of income for the period from January 1, 1996, to February 20, 1996, includes $581,000 of nonrecurring compensation costs incurred in connection with its acquisition by the Company. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of Oriel and Corion been made on January 1, 1996. This statement should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, Oriel, and Corion appearing elsewhere in this Prospectus

                                                    HISTORICAL
                                          ------------------------------             PRO FORMA
                                          THERMO                             -------------------------
                                          VISION       ORIEL      CORION     ADJUSTMENTS      COMBINED
                                          -------     -------     ------     ------------     --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................  $30,434     $ 2,538      $968          $ --         $33,940
                                          -------     -------      ----          ----          ------
Costs and Operating Expenses:
  Cost of revenues......................   17,066       2,056       506            --          19,628
  Selling, general, and administrative
     expenses...........................    7,402       1,667       308            63           9,440
  Research and development expenses.....    3,499         459        83            --           4,041
                                          -------     -------      ----          ----          ------
                                           27,967       4,182       897            63          33,109
                                          -------     -------      ----          ----          ------
Operating Income (Loss).................    2,467      (1,644)       71           (63)            831
Interest Income.........................       --          --         3            --               3
Interest Expense........................      (44)         (5)      (46)           46             (49)
Other Expense...........................       --         (32)       --            --             (32)
                                          -------     -------      ----          ----          ------
Income (Loss) Before Provision (Benefit)
  for Income Taxes......................    2,423      (1,681)       28           (17)            753
Provision (Benefit) for Income Taxes....    1,005        (602)       --            12             415
                                          -------     -------      ----          ----          ------
Net Income (Loss).......................  $ 1,418     $(1,079)     $ 28          $(29)        $   338
                                          =======     =======      ====          ====          ======
Earnings per Share......................  $   .21                                             $   .05
                                          =======                                              ======
Weighted Average Shares.................    6,784                                               6,784
                                          =======                                              ======

                           THERMO VISION CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

NOTE 1 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 28, 1996 (IN THOUSANDS, EXCEPT IN
          TEXT)

                                                                                       DEBIT
                                                                                      (CREDIT)
                                                                                      --------
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Service fee of 1.0% of the revenues of Oriel and Corion for services provided under
  a services agreement between the Company and Thermo Electron......................    $ 35
Amortization over 40 years of $4,736,000 and $2,056,000 of "Cost in excess of net assets of acquired companies" created by the acquisitions of Oriel and Corion,
  respectively......................................................................      28
                                                                                        ----
                                                                                          63
                                                                                        ----
INTEREST EXPENSE
Reduction in Corion interest expense incurred on notes payable to related parties
  that were not purchased by the Company............................................     (46)
                                                                                        ----
PROVISION FOR INCOME TAXES
Income tax expense on earnings of Corion calculated at the Company's statutory
  income tax rate of 40%............................................................      11
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of Oriel), calculated at the Company's statutory
  income tax rate of 40%............................................................       1
                                                                                        ----
                                                                                          12
                                                                                        ----

                      (This Page Intentionally Left Blank)

                      (This Page Intentionally Left Blank)

                      (This Page Intentionally Left Blank)

[Picture of a number of silicon photodiode dector designs, including a 40-element array mounted on a ceramic substrate with a circuit connector, a detector/filter combination, an ultraviolet detector and an X-ray detector.]

Vision offers silicon
photodiode detectors for
ultraviolet, visible, and
near-infrared applications.

                                   (PHOTO 4)

[Picture of seven fiber optic cables.]

                                            Vision offers a line
                                            of specialty fiber
                                            optic cables,
                                            including bifurcated
                                            and bundled cables
                                            used primarily for
                                            remote sensing
                                            applications.

(PHOTO 5)

[Picture of (i) fingers holding a rectangular-shaped optical crystal array and (ii) four rectangular-shaped optical crystal arrays of different sizes.]


Vision's Hilger Crystals
subsidiary offers optical
crystal arrays used for
scintillation in X-ray baggage
screening equipment.

                                   (PHOTO 6)

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                         ------------------------------

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----
                   Prospectus Summary....................    3
                   The Distribution......................    6
                   Risk Factors..........................    7
                   Use of Proceeds.......................   11
                   Dividend Policy.......................   11
                   Capitalization........................   12
                   Dilution..............................   13
                   Selected Financial Information........   14
                   Management's Discussion and Analysis
                     of Financial Condition and Results
                     of Operations.......................   15
                   Business..............................   18
                   Management............................   30
                   Security Ownership of Certain
                     Beneficial Owners and Management....   35
                   Certain Transactions..................   37
                   Description of Capital Stock..........   41
                   Shares Eligible for Future Sale.......   42
                   Underwriting..........................   43
                   Legal Opinions........................   45
                   Experts...............................   45
                   Additional Information................   45
                   Index to Financial Statements.........  F-1

UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                                1,075,000 SHARES

                              [THERMO VISION LOGO]



                                  COMMON STOCK








                          ---------------------------
                                   PROSPECTUS
                          ---------------------------




                             FAHNESTOCK & CO. INC.
                             HSBC SECURITIES, INC.








                                            , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee, the NASD filing fee, and the American Stock Exchange listing fee.

        Securities and Exchange Commission registration fee...............  $  5,402
        NASD filing.......................................................     2,283
        American Stock Exchange listing fee...............................    50,000
        Legal fees and expenses...........................................   265,000
        Accounting fees and expenses......................................   300,000
        Blue Sky fees and expenses (including legal fees).................     5,000
        Printing and engraving expenses...................................   225,000
        Transfer agent fees...............................................     3,500
        Miscellaneous.....................................................    58,815
                                                                            --------
          Total...........................................................  $915,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation, as amended, (the "Certificate of Incorporation") and By-Laws of Thermo Vision Corporation (the "Registrant") limit the monetary liability of directors to the Registrant and to its stockholders and provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Registrant's Certificate of Incorporation, By-Laws, and form of Indemnification Agreement for Officers and Directors which are filed as exhibits hereto.

     Thermo Electron Corporation ("Thermo Electron") has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Registrant, against certain liabilities which might be incurred in connection with the performance of their duties.

     Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as an exhibit hereto.

     Under the Distribution Agreement, Thermo Optek Corporation ("Optek") is obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities. Reference is made to the form of Distribution Agreement which is filed as an exhibit hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In November 1995, the Registrant issued 6,783,783 shares of Common Stock to Optek in exchange for $10 at the time of incorporation of the Registrant. No person acted as an underwriter with respect to this transaction. The Registrant relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act because no public offering was involved. This transaction represents the only sale by the Registrant of securities that were not registered under the Securities Act since its incorporation in November 1995. The Board of Directors of the Registrant believes that the Registrant received fair value for the 6,783,783 shares of Common Stock sold to Optek.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

(b) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedule as of December 28, 1996, and the Report of Independent Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts, on this 9th day of December, 1997.


                                          THERMO VISION CORPORATION

                                          By: /s/  KRISTINE S. LANGDON
                                            ------------------------------------
                                                    Kristine S. Langdon
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                     DATE
------------------------------------------  ------------------------------  -----------------
         /s/ KRISTINE S. LANGDON            President, Chief Executive       December 9, 1997
------------------------------------------    Officer, and Director
           Kristine S. Langdon                (Principal Executive
                                              Officer)

          * JOHN N. HATSOPOULOS             Chief Financial Officer, Vice    December 9, 1997
------------------------------------------    President, and Director
           John N. Hatsopoulos                (Principal Financial
                                              Officer)
            * PAUL F. KELLEHER              Chief Accounting Officer         December 9, 1997
------------------------------------------    (Principal Accounting
             Paul F. Kelleher                 Officer)

             * EARL R. LEWIS                Chairman of the Board and        December 9, 1997
------------------------------------------    Director
              Earl R. Lewis

          * DR. D. ALLAN BROMLEY            Director                         December 9, 1997
------------------------------------------
           Dr. D. Allan Bromley

             * ARVIN H. SMITH               Director                         December 9, 1997
------------------------------------------
              Arvin H. Smith

       * By: /s/ MELISSA F. RIORDAN
------------------------------------------
            Melissa F. Riordan
             Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Vision Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermo Vision Corporation included in Thermo Vision Corporation's Form S-1 and have issued our report thereon dated May 19, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermo Vision Corporation's schedule of Valuation and Qualifying Accounts, included in
Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Boston, Massachusetts
May 19, 1997

                                                                     SCHEDULE II

                           THERMO VISION CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT    PROVISION                                BALANCE
                                             BEGINNING     CHARGED TO     ACCOUNTS                  AT END
                                              OF YEAR       EXPENSE      WRITTEN OFF    OTHER(a)    OF YEAR
                                             ----------    ----------    -----------    --------    -------
YEAR ENDED DECEMBER 31, 1994
  Allowance for Doubtful Accounts..........     $ --          $ 10          $  --         $ --       $  10
YEAR ENDED DECEMBER 30, 1995
  Allowance for Doubtful Accounts..........     $ 10          $ 14          $  --         $ --       $  24
YEAR ENDED DECEMBER 28, 1996
  Allowance for Doubtful Accounts..........     $ 24          $174          $ (82)        $150       $ 266

---------------
(a) Includes allowance of businesses acquired during the year as described in
    Note 2 to Consolidated Financial Statements.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement.
  2.1    Form of Plan and Agreement of Distribution between Thermo Optek Corporation
         ("Optek") and the Registrant (filed as Exhibit 2.1 to the Registrant's Registration
         Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
  2.3    Asset Purchase Agreement dated as of January 23, 1996, by and between the Registrant and Corion Corporation (filed as Exhibit 2.2 to the Registrant's Registration
         Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
  2.4    Purchase Agreement dated as of February 7, 1996, by and between the Registrant and the shareholders and optionholders of Oriel Corporation as set forth therein (filed as Exhibit 2.3 to the Registrant's Registration Statement on Form 10 [File No.
         1-13391], and incorporated herein by reference).
  3.1    Amended and Restated Certificate of Incorporation of the Registrant (filed as
         Exhibit 3.1 to the Registrant's Registration Statement on Form 10 [File No.
         1-13391], and incorporated herein by reference).
  3.2    Form of Certificate of Amendment to Amended and Restated Certificate of
         Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant's
         Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
  3.3    Bylaws of the Registrant (filed as Exhibit 3.3 to the Registrant's Registration
         Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
  4.1    Specimen Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to the
         Registrant's Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
  5.1    Opinion of Seth H. Hoogasian with respect to the validity of the securities being offered.
  8.1    Tax Private Letter Ruling dated August 22, 1997 issued by the Internal Revenue
         Service (filed as Exhibit 8.1 to the Registrant's Registration Statement on Form 10
         [File No. 1-13391], and incorporated herein by reference).
 10.1    Form of Corporate Services Agreement between Thermo Electron Corporation ("Thermo
         Electron") and the Registrant (filed as Exhibit 10.1 to the Registrant's
         Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.2    Thermo Electron Corporate Charter, as amended and restated, effective January 3,
         1993 (filed as Exhibit 10.1 to Thermo Electron's Annual Report on Form 10-K for the
         fiscal year ended January 3, 1993 [File No. 1-8002] and incorporated herein by reference).
 10.3    Form of Tax Allocation Agreement between Thermo Electron and the Registrant (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form 10 [File No.
         1-13391], and incorporated herein by reference).
 10.4    Form of Master Repurchase Agreement between Thermo Electron and the Registrant
         (filed as Exhibit 10.4 to the Registrant's Registration Statement on Form 10 [File
         No. 1-13391], and incorporated herein by reference).
 10.5    Form of Master Guarantee Reimbursement Agreement between Thermo Electron and the
         Registrant (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form
         10 [File No. 1-13391], and incorporated herein by reference).
 10.6    Form of Master Guarantee Reimbursement Agreement between Thermo Instrument Systems
         Inc. ("Thermo Instrument") and the Registrant (filed as Exhibit 10.6 to the
         Registrant's Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.7    CID Contract Research and Development Agreement dated October 1994 between Optek and the Registrant (filed as Exhibit 10.8 to the Registrant's Registration Statement on
         Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.8    Form of CID Supply Agreement between Optek and the Registrant (filed as Exhibit 10.9 to the Registrant's Registration Statement on Form 10 [File No. 1-13391], and
         incorporated herein by reference).
 10.9    Form of Equity Incentive Plan of the Registrant (filed as Exhibit 10.10 to the
         Registrant's Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
 10.10   Form of Deferred Compensation Plan for Directors of the Registrant (filed as Exhibit
         10.11 to the Registrant's Registration Statement on Form 10 [File No. 1-13391], and
         incorporated herein by reference).
 10.11   Form of Indemnification Agreement for Officers and Directors of the Registrant
         (filed as Exhibit 10.13 to the Registrant's Registration Statement on Form 10 [File
         No. 1-13391], and incorporated herein by reference).
 10.12   Sublease Agreement dated as of September 1, 1997, between the Registrant and Thermo
         Instrument (filed as Exhibit 10.14 to the Registrant's Registration Statement on
         Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.13   Sublease Agreement effective as of February 1, 1984, between Oriel Instruments
         Corporation and Osbrook Associates Limited Partnership, as modified (filed as
         Exhibit 10.15 to the Registrant's Registration Statement on Form 10 [File No.
         1-13391], and incorporated herein by reference).
 10.14   Form of Tax Matters Agreement between Optek and the Registrant (filed as Exhibit
         10.7 to the Registrant's Registration Statement on Form 10 [File No. 1-13391], and
         incorporated herein by reference).
 10.15   $3.8 Million Principal Amount Promissory Note due July 13, 2000, issued by the
         Registrant to Thermo Electron (filed as Exhibit 10.16 to the Registrant's
         Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.16   $3.6 Million Principal Amount Promissory Note and $347,438 Principal Amount
         Promissory Note, both due February 18, 2000, issued by the Registrant to Optek
         (filed as Exhibit 10.17 to the Registrant's Registration Statement on Form 10 [File
         No. 1-13391], and incorporated herein by reference).
 10.17   Optek Equity Incentive Plan (filed as Exhibit 10.6 to Optek's Registration Statement on Form S-1 [File No. 333-03630], and incorporated herein by reference).
 10.18   Thermo Instrument Systems Inc. -- ThermoSpectra Corporation Nonqualified Stock
         Option Plan (filed as Exhibit 10.51 to Thermo Instrument's Annual Report on Form
         10-K for the fiscal year ended December 31, 1994, [File No. 1-9786] and incorporated herein by reference).
 10.19   Thermo Instrument Systems Inc. -- ThermoQuest Corporation Nonqualified Stock Option
         Plan (filed as Exhibit 10.65 to Thermo Cardiosystems' Annual Report on Form 10-K for
         the fiscal year ended December 30, 1995, [File No. 1-10114] and incorporated herein by reference).
 10.20   Indemnification Agreement effective as of December 31, 1995 between the Registrant and Instrument (filed as Exhibit 10.12 to the Registrant's Registration Statement on
         Form 10 [File No. 1-13391], and incorporated herein by reference).
 10.21   Agreement of Lease dated as of October 6, 1997, between Oriel Instrument Corporation and 1608 Development Limited Partnership (filed as Exhibit 10.21 to the Registrant's
         Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
 21.1    Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant's
         Registration Statement on Form 10 [File No. 1-13391], and incorporated herein by reference).
*23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5.1).
 24.1    Power of Attorney.


---------------

* Filed herewith. All other exhibits were previously filed or were previously incorporated herein by reference.